UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Hilltop Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Hilltop Holdings Inc.
200 Crescent Court, Suite 1330 Dallas, Texas 75201 Tel: 214.855.2177 Fax: 214.855.2173 www.hilltop-holdings.com NYSE: HTH

NOTICE OF 2015 ANNUAL MEETING

AND PROXY STATEMENT

April 30, 2015

You are cordially invited to attend our 2015 Annual Meeting of Stockholders at 10:00 a.m., Dallas, Texas, local time, on June 12, 2015.  The meeting will be held at 2323 Victory Avenue, 5th Floor, Dallas, Texas 75219.

This booklet includes the formal notice of the meeting and our proxy statement.  The proxy statement tells you about the matters to be addressed, and the procedures for voting, at the meeting.

YOUR VOTE IS VERY IMPORTANT.  Even if you only have a few shares, we want your shares to be represented.  If your shares are held in a brokerage account, your broker no longer has discretion to vote on your behalf with respect to electing directors or certain other non-routine matters. Accordingly, you must provide specific voting instructions to your broker in order to vote.  Please vote promptly in order to ensure that your shares are represented at the meeting.

The Notice of Internet Availability of Proxy Materials or this proxy statement and the accompanying proxy card, Notice of 2015 Annual Meeting of Stockholders and annual report for the year ended December 31, 2014 were first provided to all stockholders of record on or about May 1, 2015.

We look forward to seeing you at the meeting.

Very truly yours,

Jeremy B. Ford
Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 12, 2015.

Our proxy statement and our annual report for the fiscal year ended December 31, 2014 are both available at www.proxyvote.com.

Notice of 2015 Annual Meeting of Stockholders

To Be Held on June 12, 2015

WHEN:	Friday, June 12, 2015, at 10:00 a.m., Dallas, Texas local time

WHERE:	2323 Victory Avenue, 5th Floor
Dallas, Texas 75219

WHY:	At this meeting, you will be asked to:

1. Elect 21 directors to serve on our Board of Directors until the 2016 annual meeting of stockholders and until their successors are duly elected and qualified;

2. Conduct an advisory vote to approve executive compensation;

3. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015; and

4. Transact any other business that may properly come before the meeting and any adjournments or postponements of the meeting.

WHO MAY VOTE:	Stockholders of record at the close of business on April 21, 2015.

ANNUAL REPORT:	Our 2014 Annual Report is enclosed.

Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials, including this proxy statement and our annual report for the year ended December 31, 2014, over the Internet.  As a result, we are providing to many of our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials.  The notice contains instructions on how to access those proxy materials over the Internet, as well as instructions on how to request a paper copy of our proxy materials.  All stockholders who are not sent a notice will be sent a paper copy of our proxy materials by mail.  This electronic distribution process reduces the environmental impact and lowers the costs of printing and distributing our proxy materials.

Your vote is very important.  Please read the proxy statement and voting instructions on the enclosed proxy card.  Then, whether or not you plan to attend the annual meeting in person, and no matter how many shares you own, please vote by Internet, telephone or by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope, which requires no additional postage if mailed in the United States.  Please see “General Information - What should I do if I want to attend in person?” for information on how to obtain directions to be able to attend the meeting and vote in person.

By Order of the Board of Directors,

Corey G. Prestidge
Executive Vice President,
General Counsel & Secretary
April 30, 2015
Dallas, Texas

PROXY STATEMENT

i

HILLTOP HOLDINGS INC.

200 Crescent Court, Suite 1330

Dallas, Texas 75201

PROXY STATEMENT

2015 Annual Meeting of Stockholders

To be Held on June 12, 2015

GENERAL INFORMATION

The Notice of Internet Availability of Proxy Materials or this Proxy Statement and the accompanying proxy card, Notice of 2015 Annual Meeting of Stockholders and Annual Report on Form 10-K for the year ended December 31, 2014 were first provided to all stockholders of record on or about May 1, 2015.

Unless the context otherwise indicates, all references in this Proxy Statement to the “Company,” “we,” “us,” “our” or “ours” or similar words are to Hilltop Holdings Inc. and its direct and indirect wholly owned subsidiaries, references to “Hilltop” refer solely to Hilltop Holdings Inc., references to “PlainsCapital” refer to PlainsCapital Corporation (a wholly owned subsidiary of Hilltop), references to “Hilltop Securities” refer to Hilltop Securities Holdings LLC (a wholly owned subsidiary of Hilltop), references to “Southwest Securities” refer to Southwest Securities, Inc. (a wholly owned subsidiary of Hilltop Securities), references to “SWS Financial” refer to SWS Financial Services, Inc. (a wholly owned subsidiary of Hilltop Securities), references to the “Bank” refer to PlainsCapital Bank (a wholly owned subsidiary of PlainsCapital), references to “FNB” refer to First National Bank, references to “First Southwest” refer to First Southwest Holdings, LLC (a wholly owned subsidiary of Hilltop Securities) and its subsidiaries as a whole, references to “FSC” refer to First Southwest Company, LLC (a wholly owned subsidiary of First Southwest), references to “PrimeLending” refer to PrimeLending, a PlainsCapital Company (a wholly owned subsidiary of the Bank) and its subsidiaries as a whole, and references to “NLC” refer to National Lloyds Corporation (a wholly owned subsidiary of Hilltop) and its subsidiaries as a whole.

Why am I receiving these proxy materials?

The Board of Directors of Hilltop, or the Board of Directors, has made these materials available to you on the Internet or has delivered printed versions of these materials to you by mail in connection with the Board of Directors’ solicitation of proxies for use at our 2015 Annual Meeting of Stockholders, or the Annual Meeting, which will take place at 10:00 a.m. (Dallas, Texas time) on Friday, June 12, 2015, at 2323 Victory Avenue, 5th Floor, Dallas, Texas 75219.  This Proxy Statement describes matters on which you, as a stockholder, are entitled to vote.  This Proxy Statement also gives you information on these matters so that you can make an informed decision.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of printed proxy materials?

In accordance with rules promulgated by the Securities and Exchange Commission, or the SEC, instead of mailing a printed copy of our proxy materials to all of our stockholders, we have elected to furnish such materials to selected stockholders by providing access to these documents over the Internet.  Accordingly, on or about May 1, 2015, we provided a Notice of Internet Availability of Proxy Materials, or the Notice, to selected stockholders of record and beneficial owners.  These stockholders have the ability to access the proxy materials on a website referred to in the Notice or to request to receive a printed set of the proxy materials by calling the toll-free number found on the Notice.  We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the environmental impact of the Annual Meeting.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

·                  view our proxy materials for the Annual Meeting on the Internet;

·                  vote your shares after you have viewed our proxy materials;

·                  register to attend the meeting in-person;

·                  request a printed copy of the proxy materials; and

·                  instruct us to send our future proxy materials to you electronically by email.

Copies of the proxy materials are available for viewing at www.proxyvote.com.

You may have received proxy materials by email.  Even if you received a printed copy of our proxy materials, you may choose to receive future proxy materials by email.  Choosing to receive your future proxy materials by email will lower our costs of delivery and will reduce the environmental impact of our annual meetings.  If you choose to receive our future proxy materials by email, you will receive an email next year with instructions containing a link to view those proxy materials and link to the proxy voting site.  Your election to receive proxy materials by email will remain in effect until you terminate it or for so long as the email address provided by you is valid.

What am I voting on?

At the Annual Meeting, stockholders will be asked to:

·                  Elect 21 directors to serve on our Board of Directors until the 2016 annual meeting of stockholders and until their successors are duly elected and qualified;

·                  Conduct an advisory vote to approve executive compensation;

·                  Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015; and

·                  Transact any other business that may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

What are the Board of Directors’ recommendations?

The Board of Directors recommends that you vote your shares:

·                  FOR each of our director candidates;

·                  FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

·                  FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015.

Who is entitled to vote?

Holders of record of our common stock at the close of business on April 21, 2015, are entitled to vote at the Annual Meeting.  With respect to each matter presented, a stockholder is entitled to cast one vote for each share of common stock owned at the close of business on April 21, 2015.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

·                  In Person.  You may vote in person at the Annual Meeting.  Bring your printed proxy card if you received one by mail.  Otherwise, we will provide stockholders of record a ballot at the Annual Meeting.  We recommend that you vote by proxy even if you plan to attend the Annual Meeting.  You always can change your vote at the Annual Meeting.

·                  Via the Internet.  You may vote by proxy via the Internet by visiting www.proxyvote.com.  Have your proxy card or Notice in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

·                  Via Telephone.  If you received or requested printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card.

·                  Via Mail.  If you received or requested printed copies of the proxy materials by mail, you may vote by proxy by marking, signing and dating the proxy card and sending it back in the envelope provided.

If you are the beneficial owner of shares held by a broker or other nominee, you may instruct your broker or nominee to vote your shares by following the instructions that the broker or nominee provides you.  New York Stock Exchange rules prohibit your broker from voting for the election of directors and to approve executive compensation on your behalf without specific voting instructions from you.  Many brokers allow stockholders to provide voting instructions by mail, telephone and the Internet.

How do proxies work?

Our Board of Directors is asking for your proxy.  Giving your proxy to the persons named by us means you authorize them to vote your shares at the Annual Meeting in the manner you direct.  You may vote for all, some or none of our director candidates, and you may vote for or against, or abstain from voting on, executive compensation and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015.

If you are a stockholder of record and (a) you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors or (b) you sign and return the enclosed proxy card but do not specify how your shares are to be voted, your shares will be voted FOR the election of all of our director candidates, FOR the approval of our executive compensation and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015.

If you are the beneficial owner of shares held by a broker or other nominee, also referred to as held in “street name,” and you do not provide such broker or nominee with specific voting instructions, under the rules promulgated by the New York Stock Exchange, the broker or nominee that holds your shares may generally vote on “routine” matters at its discretion, but cannot vote on “non-routine” matters.  If the broker or nominee that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine” matter, that broker or nominee will inform the inspector of election that it does not have the authority to vote on such matters with respect to your shares, which is generally referred to as a “broker non-vote.”

You may receive more than one proxy or voting card depending on how you hold your shares.  Shares registered in your name are covered by one card.  If you also hold shares through a broker or other nominee, you also may receive material from them asking how you want those shares voted.  To be sure that all of your shares are voted, we encourage you to respond to each request you receive.

Which matters are considered “routine” or “non-routine”?

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015 is considered to be a “routine” matter.  A broker or other nominee may generally vote on routine matters and, therefore, no broker non-votes are expected to exist with respect to this matter.   All other matters set forth in this Proxy Statement are matters that we believe will be designated “non-routine” matters.  A broker or other nominee cannot vote without instructions on non-routine matters and, therefore, there may be broker non-votes on all matters other than the ratification of the appointment of PricewaterhouseCoopers LLP.

Can I change my vote or revoke my proxy after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting (or before any earlier deadline specified in the Notice or the proxy card) by (a) voting again via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), (b) signing and returning a new proxy card or vote instruction form with a later date or (c) attending the Annual Meeting and voting in person.  Your attendance at the Annual Meeting, however, will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering, prior to the Annual Meeting, a written notice of revocation to the corporate Secretary at the address listed under “Questions” on page 56.

Will my shares be voted if I don’t sign a proxy?

If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or attend the Annual Meeting and vote in person.  Under certain conditions, shares that you own that are held by a broker or nominee may be voted even if you do not provide voting instructions to the broker or nominee.  As discussed above under “—How do proxies work?”, brokerage firms have the authority under applicable rules to vote on certain “routine” matters, including the ratification of the appointment of auditors.

What constitutes a quorum?

In order to carry on the business of the Annual Meeting, we must have a quorum present.  This means that the holders of at least a majority of the outstanding shares eligible to be cast must be represented at the Annual Meeting, either in person or by proxy.  Any shares that we hold for our own benefit may not be voted and are not counted in the total number of outstanding shares eligible to be voted.  Both abstentions and broker non-votes (described below) are counted as present for purposes of determining the presence of a quorum.  On April 21, 2015, we had 100,289,492 shares of common stock outstanding and entitled to vote at the Annual Meeting.

How many votes are needed for approval?

Election of Directors

Election of the director nominees requires the affirmative vote of a plurality of the votes cast on the matter. The director candidates receiving the highest number of affirmative votes of the shares entitled to be voted will be elected as directors.  For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.  Stockholders may not cumulate votes in the election of directors.

Advisory Vote to Approve Executive Compensation

The affirmative vote of a majority of the votes cast on the matter is required to approve, on an advisory basis, executive compensation. The Compensation Committee of the Board of Directors will review the results of this matter and will take the results into account in making future determinations concerning executive compensation.  For purposes of the advisory vote on executive compensation, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

Ratification of Independent Registered Public Accounting Firm

The appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015 will be ratified if this proposal receives the affirmative vote of a majority of the votes cast on the matter.  Brokers have the authority to vote FOR this proposal in the absence of contrary instructions from a beneficial owner.  If this appointment is not ratified by our stockholders, the Audit Committee may reconsider its selection of PricewaterhouseCoopers LLP.  With respect to this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

Who conducts the proxy solicitation?

Our Board of Directors is soliciting the proxies, and we will bear all costs of this solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement.  Copies of proxy materials will be furnished to banks, brokerage houses and other agents and nominees holding shares in their names that are beneficially owned by others so that they may forward the proxy materials to those beneficial owners.  In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding the proxy materials to the beneficial owners.  We have requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all proxy materials to the beneficial owners of the shares that they hold of record.  Certain of our officers and employees also may solicit proxies on our behalf by mail, email, phone or fax or in person.

What should I do if I want to attend in person?

You will need an admission ticket to attend the Annual Meeting.  Attendance at the Annual Meeting will be limited to stockholders of record at the close of business on April 21, 2015 (or their authorized representatives) having an admission ticket or proof of their share ownership, and guests of the Company. If you plan to attend the Annual Meeting, please indicate that you intend to do so when you are voting by telephone or Internet or follow the instructions on your proxy card, and we will promptly mail an admission ticket to you.

If your shares are held in the name of a bank, broker or other nominee and you plan to attend the Annual Meeting, you can obtain an admission ticket in advance by providing proof of your ownership, such as a bank or brokerage account statement, to the corporate Secretary at the address listed under “Questions” on page 56. If you do not have an admission ticket, you must show proof of your ownership of the Company’s common stock at the registration table at the door.

PROPOSAL ONE — ELECTION OF DIRECTORS

General

At the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated the director candidates named under “—Nominees for Election as Directors” below.

Our Board of Directors oversees our management on your behalf.  The Board of Directors reviews our long-term strategic plans and exercises direct decision-making authority on key issues, such as the approval of business combination transactions, the authorization of dividends, the selection of the Chief Executive Officer, setting the scope of his authority to manage our day-to-day operations and the evaluation of his performance.

Our Board of Directors is not classified; thus, all of our directors are elected annually.  The Nominating and Corporate Governance Committee has recommended, and our Board of Directors has nominated, for re-election all 21 persons currently serving as directors whose terms are expiring at the 2015 Annual Meeting of Stockholders.

If elected, each of the persons nominated as a director will serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified.  Personal information on each of our nominees is given below.

Nominees for Election as Directors

Charlotte Jones Anderson Age 48

Ms. Anderson has served as a director of Hilltop since our acquisition of PlainsCapital in November 2012. She previously served as a director of PlainsCapital from September 2009 to November 2012. She currently serves as Executive Vice President and Chief Brand Officer for the Dallas Cowboys Football Club, Ltd., a National Football League team. She has worked in various capacities for the Dallas Cowboys organization since 1990. Since 2012, she has served as Chairman of the NFL Foundation and in 2014 she was appointed by the NFL commissioner to be a member of the NFL Personal Conduct Committee. Ms. Anderson is actively involved with a number of charitable and philanthropic organizations, including The Boys and Girls Clubs of America, the Salvation Army, The Rise School, the Southwest Medical Foundation, the Dallas Symphony, The Dallas Center for Performing Arts Foundation, the Shelton School, TACA, and Make-a-Wish North Texas Foundation.

Rhodes R. Bobbitt Age 69

Mr. Bobbitt has served as a director of Hilltop since November 2005. Mr. Bobbitt is retired. From 1987 until June 2004, he served as a Managing Director and the Regional Office Manager of the Private Client Service Group of Credit Suisse First Boston/Donaldson, Lufkin & Jenrette. Mr. Bobbitt was formerly Vice President of Security Sales in the Dallas office of Goldman, Sachs & Company from 1969 until 1987. He also serves on the Board of Directors of First Acceptance Corporation, including the Nominating and Corporate Governance, Investment, and Audit Committees of that company.

Tracy A. Bolt Age 51

Mr. Bolt has served as a director of Hilltop since our acquisition of PlainsCapital in November 2012. He previously served as a director of PlainsCapital from September 2009 to November 2012. In 1994, Mr. Bolt co-founded Hartman Leito & Bolt, LLP, an accounting and consulting firm based in Fort Worth, Texas, where he served as a partner and a member of the firm’s leadership committees until its sale in June 2014. Mr. Bolt holds a Bachelor of Science and Master of Science from the University of North Texas, and he is a certified public accountant. He currently serves as a business advisor to numerous management teams, public and private company boards, not for profit organizations and trusts.

W. Joris Brinkerhoff Age 63

Mr. Brinkerhoff has served as a director of Hilltop since June 2005. Mr. Brinkerhoff founded a Native American-owned joint venture, Doyon Drilling Inc. J.V., in 1981 and served as its operations Chief Executive Officer and Chief Financial Officer until selling his venture interests in 1992. Doyon Drilling Inc. J.V. designed, built, leased and operated state of the art mobile drilling rigs for ARCO and British Petroleum in conjunction with their development of the North Slope Alaska petroleum fields. Mr. Brinkerhoff currently manages, on a full-time basis, family interests, including oil and gas production, a securities portfolio and various other business interests. He actively participates in numerous philanthropic organizations.

J. Taylor Crandall Age 61

Mr. Crandall was appointed a director of Hilltop effective April 13, 2015. Mr. Crandall is a founding Managing Partner of Oak Hill Capital Management, LLC (“OHCM”) and has served OHCM (or its predecessors) since 1986. He has senior responsibility for originating, structuring and managing investments for OHCM’s Media and Telecom and Technology industry groups. Mr. Crandall has also served as Chief Operating Officer of Keystone, Inc., the primary investment vehicle for Robert M. Bass. Prior to joining OHCM, Mr. Crandall was a Vice President with the First National Bank of Boston. Mr. Crandall serves on the board of directors of Intermedia.net, Inc., Wave Division Holdings, LLC, Dave & Buster’s, Inc., Omada International, Pulsant Limited, Berlin Packaging LLC and Powdr Corporation. Mr. Crandall is the secretary-treasurer of the Anne T. and Robert M. Bass Foundation, the trustee of the Lucile Packard Foundation for Children’s Health and currently serves on the boards of trustees of The Park City Foundation and the U.S. Ski and Snowboard Team Foundation.

Charles R. Cummings Age 78

Mr. Cummings has served as a director of Hilltop since October 2005. Mr. Cummings currently serves as the Co-Manager of Acoustical Control LLC, a provider of noise abatement primarily for the oil and gas industry; DQB Solutions, LLC, a service provider to the waste industry; and Argyle Equipment, LLC, a lessor of equipment to the waste industry. In addition, Mr. Cummings is the President and Chief Executive Officer of CB Resources LLC, an investor in the oil and natural gas industry, and Container Investments, LLC, a lessor of equipment to the waste industry, each of which positions he has held since 1999 and 1991, respectively. Until its sale in January 2014, he served as the Chairman of Aaren Scientific, Inc., a manufacturer of intraocular lenses used in cataract surgery. From 1998 through 2008, he was the Chairman and Chief Executive Officer of Aaren Scientific, Inc. and its predecessors. In 1994, Mr. Cummings co-founded I.E.S.I. Corporation, a regional, non-hazardous waste management company, and serving as a director until its sale in 2005. Prior to that, he served as a Managing Director of AEA Investors, Inc., a private investment firm. Prior to 1979, he was a partner with Arthur Young & Company.

Hill A. Feinberg Age 68

Mr. Feinberg has served as Chairman and Chief Executive Officer of First Southwest since 1991. He has also served as a director of Hilltop since our acquisition of PlainsCapital in November 2012. He previously served as a director of PlainsCapital from December 31, 2008 (in conjunction with PlainsCapital’s acquisition of First Southwest) to November 2012. Prior to joining First Southwest, Mr. Feinberg was a senior managing director at Bear Stearns & Co. Mr. Feinberg is a past chairman of the Municipal Securities Rulemaking Board, the self-regulatory organization with responsibility for authoring the rules that govern the municipal securities activities of registered brokers. Mr. Feinberg also is a member of the board of directors of Energy XXI (Bermuda) Limited, a public company. Mr. Feinberg also formerly served as a member of the board of directors of Compass Bancshares, Inc. and Texas Regional Bancshares, Inc., as an advisory director of Hall Phoenix Energy, LLC and as the non-executive chairman of the board of directors of General Cryogenics, Inc.

Gerald J. Ford Age 70

Mr. Ford has served as Chairman of the Board of Hilltop since August 2007, and has served as a director of Hilltop since June 2005. Mr. Ford served as interim Chief Executive Officer of Hilltop from January 1, 2010 until March 11, 2010. Mr. Ford is a banking and financial institutions entrepreneur who has been involved in numerous mergers and acquisitions of private and public sector financial institutions, primarily in the Southwestern United States, over the past 40 years. In that capacity, he acquired and consolidated 30 commercial banks from 1975 to 1993, forming First United Bank Group, Inc., a multi-bank holding company for which he functioned as Chairman of the Board and Chief Executive Officer until its sale in 1994. During this period, he also led investment consortiums that acquired numerous financial institutions, forming in succession, First Gibraltar Bank, FSB, First Madison Bank, FSB and First Nationwide Bank. Mr. Ford also served as Chairman of the Board of Directors and Chief Executive Officer of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from 1998 to 2002. He currently serves on the boards of directors of Freeport McMoRan Copper and Gold Inc. and Scientific Games Corporation. Mr. Ford previously served as Chairman of Pacific Capital Bancorp and a director of First Acceptance Corporation and McMoRan Exploration Co. Mr. Ford also currently serves on the Board of Trustees of Southern Methodist University, is the Co-Managing Partner of Ford Financial Fund II, L.P., a private equity fund. Hilltop’s President and Chief Executive Officer, Jeremy B. Ford, is the son of Mr. Ford, and Hilltop’s Executive Vice President, General Counsel and Secretary, Corey G. Prestidge, is the son-in-law of Mr. Ford.

Jeremy B. Ford Age 40

Mr. Jeremy B. Ford has served as President, Chief Executive Officer and a director of Hilltop since March 2010. Mr. Jeremy B. Ford has worked in the financial services industry for over 15 years, primarily focused on investments in, and acquisitions of, depository institutions and insurance and finance companies. He also is one of the individuals who provided services to Hilltop under the prior Management Services Agreement with Diamond A Administration Company, LLC. Accordingly, he was actively involved in numerous potential acquisitions for Hilltop prior to 2010, and the divestiture of the mobile home communities business in 2007. Mr. Jeremy B. Ford also is currently Chairman of the Board of First Acceptance Corporation. Prior to becoming President and Chief Executive Officer of Hilltop, he was a principal of Ford Financial Fund, L.P., a private equity fund. From 2004 to 2008, he worked for Diamond A-Ford Corporation, where he was involved in various investments made by a family limited partnership. Prior to that, he worked at Liberté Investors Inc. (now First Acceptance Corporation), California Federal Bank, FSB (now Citigroup Inc.), and Salomon Smith Barney (now Citigroup Inc.). Jeremy Ford is the son of Gerald J. Ford, Hilltop’s Chairman of the Board, and the brother-in-law of Corey G. Prestidge, Hilltop’s Executive Vice President, General Counsel and Secretary.

J. Markham Green Age 71

Mr. Green has served as a director of Hilltop since February 2004. Mr. Green is a private investor. From 2001 to 2003, he served as Vice Chairman of the Financial Institutions and Governments Group in investment banking at JP Morgan Chase. From 1993 until joining JP Morgan Chase, Mr. Green was involved in the start-up, and served on the boards, of eight companies, including Affordable Residential Communities Inc., the predecessor company to Hilltop. From 1973 to 1992, Mr. Green served in various capacities at Goldman, Sachs & Co. in investment banking. He was a general partner of Goldman, Sachs & Co. and co-head of its Financial Services Industry Group. Mr. Green is a member of the board of directors of MENTOR/The National Mentoring Partnership. Mr. Green previously served as Chairman of the Board of PowerOne Media LLC.

William T. Hill, Jr. Age 72

Mr. Hill has served as a director of Hilltop since April 2008. He currently has his own law firm. Prior to 2012, Mr. Hill was of counsel at Fitzpatrick Hagood Smith & Uhl, a criminal defense firm. Prior to that, Mr. Hill served as the Dallas District Attorney and the Chief Prosecuting Attorney of the Dallas District Attorney’s office. During his tenure at the District Attorney’s office, Mr. Hill restructured the office of 250 lawyers and 150 support personnel, including the computerization of the office in 1999. For more than four decades, Mr. Hill has been a strong community leader serving on a number of charitable boards and receiving numerous civic awards, including President of the SMU Mustang Board of Directors and Chairman of the Doak Walker Running Back Award for its first year. Mr. Hill currently serves on the board of directors of Oncor Electric Delivery Company LLC, Oncor Electric Delivery Holdings Company LLC and Baylor Hospital Foundation, and is actively involved in the Mercy Street Mission. Mercy Street is a Christian-based organization serving West Dallas children by placing mentors with the children.

James R. Huffines Age 64

Mr. Huffines is the President and Chief Operating Officer of PlainsCapital, a position he has held since November 2010. He has served as a director of Hilltop since our acquisition of PlainsCapital in November 2012. He previously served as a director of PlainsCapital from May 2011 to November 2012. Prior to that, Mr. Huffines served as the Chairman of the Central and South Texas region and a director of PlainsCapital Bank, a position he held since joining PlainsCapital in 2001. Mr. Huffines holds a Bachelor of Business Administration in Finance from the University of Texas. He served on the board of Energy Future Holdings (formerly TXU Corp.), from 2007 until 2012. In addition, Mr. Huffines previously served as Chairman of the University of Texas System Board of Regents for over four and a half years. Mr. Huffines also participates in many community and business organizations, including serving as a board member of the Dallas Citizens Council, Board of Advisors of Dallas Chamber, the Board of Trustees of the Bob Bullock Texas State History Museum Foundation, Vice Chair of the Texas Business Leadership Council, the Executive Committee of the Chancellor’s Council at the University of Texas System; and a member of the Texas Philosophical Society.

Lee Lewis Age 63

Mr. Lewis has served as a director of Hilltop since our acquisition of PlainsCapital in November 2012. He previously served as a director of PlainsCapital from 1989 to November 2012. He founded in 1976, and currently serves as the Chief Executive Officer of, Lee Lewis Construction, Inc., a construction firm based in Lubbock, Texas. Mr. Lewis is a member of the American General Contractors Association, West Texas Chapter, Chancellors Council for the Texas Tech University System, and Red Raider Club.

Andrew J. Littlefair Age 54

Mr. Littlefair has served as a director of Hilltop since our acquisition of PlainsCapital in November 2012. He previously served as a director of PlainsCapital from September 2009 to November 2012. He is a co-founder of Clean Energy Fuels Corp., a provider of compressed and liquefied natural gas in the United States and Canada that is publicly traded on the NASDAQ Global Select Market, and has served as that company’s President, Chief Executive Officer and a director since 2001. From 1996 to 2001, Mr. Littlefair served as President of Pickens Fuel Corp., and from 1987 to 1996, he served in various management positions at Mesa, Inc., an energy company. From 1983 to 1987, Mr. Littlefair served in the Reagan Administration as a Staff Assistant to the President. He served as the Chairman of NGV America, the leading U.S. advocacy group for natural gas vehicles, from March 1993 to March 2011. Mr. Littlefair served on the board of directors of Westport Innovations Inc., a Canadian company publicly traded on the NASDAQ Global Market from 2007 to June 2010.

W. Robert Nichols, III Age 70

Mr. Nichols has served as a director of Hilltop since April 2008. Mr. Nichols has been a leader in the construction machinery business since 1966. He was the president of Conley Lott Nichols, a dealer for several manufacturers of construction machinery, until its sale in 2012. In 2013, he purchased an oilfield services company in Midland, Texas, for which he serves as Chairman and President. He has served on numerous bank and bank holding company boards, including United New Mexico Bancorp and Ford Bank Group. Mr. Nichols is active in civic and charitable activities, serving as an active director at M.D. Anderson Hospital, The Nature Conservancy of Texas and Mercy Street.

C. Clifton Robinson Age 77

Mr. Robinson has served as a director of Hilltop since March 2007. From 2000 until its acquisition by a subsidiary of Hilltop in January 2007, Mr. Robinson was Chairman of the Board and Chief Executive Officer of NLASCO, Inc., an insurance holding company domiciled in Texas. Until December 2012, Mr. Robinson served as Chairman of the Board of NLASCO, Inc. In 2000, Mr. Robinson formed NLASCO, Inc. in conjunction with the acquisition of American Summit Insurance Company and the reacquisition of National Lloyds Insurance Company, which he had initially acquired in 1964 and later sold. In 1979, he organized National Group Corporation for the purpose of purchasing insurance companies and related businesses. In 1964, he became the President and Chief Executive Officer of National Lloyds Insurance Company in Waco, Texas, one of the two current insurance subsidiaries of NLC (formerly known as NLASCO, Inc.). From 1964 to the present, Mr. Robinson has participated in the formation, acquisition and management of numerous insurance business enterprises. Mr. Robinson established the Robinson-Lanham Insurance Agency in 1961. He previously has held positions with various insurance industry associations, including Vice-Chairman of the Board of Texas Life and Health Guaranty Association, President of the Independent Insurance Agents of Waco-McLennan County and member of the board of directors of the Texas Life Insurance Association and the Texas Medical Liability Insurance Underwriting Association. Mr. Robinson currently serves on the Board of Trustees of the Scottish Rite Hospital for Children in Dallas, Texas and the Baylor University Board of Regents.

Kenneth D. Russell Age 66

Mr. Russell has served as a director of Hilltop since August 2010. Mr. Russell is a former member of the managing board of directors for KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft (KPMG DTG). While a member of KPMG DTG, Mr. Russell served in leadership of Audit—Financial Services. Subsequent to his service as a member of the German firm leadership, he functioned as a freelance strategic advisory to KPMG DTG’s managing board of directors, working directly with members of its executive committee. Prior to joining KPMG DTG, Mr. Russell was the lead financial services partner in the US KPMG LLP’s Department of Professional Practice in New York. His responsibilities in the Department of Profession Practice included leading the financial instruments, structured financing and securitization topic teams, and he was one of KPMG’s leading consultants on financial instruments, hedging and securitization accounting issues. Prior to joining the Department of Professional Practice at KPMG in 1993, Mr. Russell spent 20 years in KPMG’s Dallas office and had engagement responsibilities for several significant regional banking, thrift and other financial services clients. He currently serves as a Financial Advisor with Diamond A Administration Company, LLC, an affiliate of Gerald J. Ford. He also serves as a director of First Acceptance Corporation.

A. Haag Sherman Age 49

Mr. Sherman has served as a director of Hilltop since our acquisition of PlainsCapital in November 2012.  He previously served as a director of PlainsCapital from September 2009 to November 2012. Mr. Sherman is the Chief Executive Officer and Chief Investment Officer of Tectonic Advisors LLC a registered investment advisor, and is a private investor and co-owner of an energy services company.  In addition, Mr. Sherman serves on the boards of directors of the following public companies: Miller Energy Resources and ZaZa Energy Corp.  Prior thereto, Mr. Sherman co-founded and served in various executive positions (including Chief Executive Officer and Chief Investment Officer) of Salient Partners, LP, a Houston-based investment firm.  In addition, he previously served as an executive officer and partner of The Redstone Companies where he, among other things, managed a private equity portfolio.  Mr. Sherman currently serves as an adjunct professor of law at The University of Texas School of Law.  Mr. Sherman previously practiced corporate law at Akin, Gump, Strauss, Hauer & Feld, LLP and was an auditor at Price Waterhouse, a public accounting firm.  Mr. Sherman is an attorney and certified public accountant.

Robert C. Taylor, Jr. Age 67

Mr. Taylor has served as a director of Hilltop since our acquisition of PlainsCapital in November 2012. He previously served as a director of PlainsCapital from 1997 to November 2012. He has been engaged in the wholesale distribution business in Lubbock, Texas since 1971. In February 2009, Mr. Taylor was appointed to serve as Chief Executive Officer for United Supermarkets, LLC, a retail grocery business in Texas since 1915. He also serves on the board of directors of United Supermarkets, LLC. Prior to that appointment, Mr. Taylor served as the Vice President of Manufacturing and Supply Chain for United Supermarkets since 2007. From 2002 to 2007, Mr. Taylor was the President of R.C. Taylor Distributing, Inc., a business engaged in the business of general merchandise, candy and tobacco to retail outlets in West Texas and Eastern New Mexico. He is chairman of the Lubbock Downtown Tax Increment Finance Redevelopment Committee and serves on the Texas Tech Chancellors Advisory Board.

Carl B. Webb Age 65

Mr. Webb has served as a director of Hilltop since June 2005. From August 2010 until December 2012, Mr. Webb served as the Chief Executive Officer of Pacific Capital Bancorp and as Chairman of the Board and Chief Executive Officer of Santa Barbara Bank & Trust, N.A. He was a Senior Principal of Ford Financial Fund, L.P., a private equity fund that was the parent company of SB Acquisition Company LLC, the majority stockholder of Pacific Capital Bancorp prior to its sale to UnionBanCal Corporation. Mr. Webb also is the Co-Managing Partner of Ford Financial Fund II, L.P., a private equity fund. In addition, Mr. Webb has served as a consultant to Hunter’s Glen/Ford, Ltd., a private investment partnership, since November 2002. He served as the Co-Chairman of Triad Financial Corporation, a privately held financial services company, from July 2007 to October 2009, as was the interim President and Chief Executive Officer from August 2005 to June 2007. Previously, Mr. Webb was the President and Chief Operating Officer and a Director of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from September 1994 to November 2002. Prior to his affiliation with California Federal Bank, FSB, Mr. Webb was the President and Chief Executive Officer of First Madison Bank, FSB (1993 to 1994) and First Gibraltar Bank, FSB (1988 to 1993), as well as President and a Director of First National Bank at Lubbock (1983 to 1988). Mr. Webb also is a director of Prologis, Inc. He is a former director of Pacific Capital Bancorp, M&F Worldwide Corp. and Plum Creek Timber Company.

Alan B. White Age 66

Mr. White is one of PlainsCapital’s founders. He has served as Chairman and Chief Executive Officer of PlainsCapital since 1987. He has served as a director of Hilltop since our acquisition of PlainsCapital in November 2012 and is the Vice-Chairman of the Board of Directors and the Chairman of Hilltop’s Executive Committee. Mr. White’s current charitable and civic service includes serving as a member of the Cotton Bowl Athletic Association Board of Directors, the MD Anderson Cancer Center Living Legend Committee and the Dallas Citizens Council. He was also the founding chairman of the Texas Tech School of Business Chief Executive’s Roundtable; the former Chairman of the Texas Tech Board of Regents, the Covenant Health System Board of Trustees, and the Methodist Hospital System Board of Trustees; and a member of the Texas Tech University President’s Council and the Texas Hospital Association Board.

Director Independence

Our Board of Directors has affirmatively determined that 12 of the 21 nominees for election as directors at the Annual Meeting have no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and are independent within the meaning of the director independence requirements of the listing standards of the New York Stock Exchange, or NYSE.  The independent directors are Charlotte Jones Anderson, Rhodes Bobbitt, Tracy A. Bolt, W. Joris Brinkerhoff, J. Taylor Crandall, Charles R. Cummings, J. Markham Green, William T. Hill, Jr., Andrew J. Littlefair, W. Robert Nichols, III, A. Haag Sherman and Robert C. Taylor, Jr.  Jess T. Hay, who served on our Board of Directors until his death in April 2015, was affirmatively determined to be independent. The determinations regarding the independence of these individuals were based upon information known by the members of the Board of Directors concerning each other and supplied by each of the directors for the purpose of this determination.

In conducting its annual review of director independence, the Board of Directors considered transactions and relationships between each director or any member of his or her immediate family and the Company. The Board of Directors considered that three directors it determined to be independent— Ms. Anderson and Messrs. Bolt and Taylor—have, or a member of their respective immediate families or an affiliated company in which they are employed or in which they are a principal equity holder has, received loans from the Bank in the ordinary course of business, in each case which our Board of Directors did not view as compensation. In our management’s opinion, these loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the Bank with other unaffiliated persons and do not involve more than normal risk of collectability.  In addition, the Board of Directors considered transactions between the Bank and Clean Energy Finance, Inc., a subsidiary of Clean Energy Fuels Corp., a company for which Andrew J. Littlefair serves as a director and president and chief executive officer. Mr. Littlefair also beneficially owned 2.1% of the outstanding shares of common stock of Clean Energy Fuels Corp. at April 7, 2015. From late 2011 through March 31, 2015, the Bank purchased, in a series of transactions, an aggregate of approximately $16.3 million in original principal amount of promissory notes issued by unaffiliated third parties from Clean Energy Finance, Inc. Although purchased at a premium to the outstanding principal balance on the notes, at the time of purchase, the interest rates on the notes exceeded the market rates charged by the Bank on similar-type loans that it originated. Clean Energy Finance, Inc. performs the servicing on the notes at no cost to the Bank, and the Bank purchased these notes with recourse to Clean Energy Finance, Inc. in the event of default. The aggregate yearly payments of the purchase prices in these transactions constituted less than 2% of the consolidated gross revenues of each of Clean Energy Fuels Corp. and the Company in the applicable year purchased and were made in the ordinary course of business in arms-length transactions. Mr. Littlefair did not have a direct financial interest in any of the transactions with Clean Energy Finance, Inc.

Assuming the election of our 21 nominees, all of our directors, other than Messrs. Hill A. Feinberg, Gerald J. Ford, Jeremy B. Ford, James R. Huffines, Lee Lewis, Clifton Robinson, Kenneth D. Russell, Carl B. Webb and Alan B. White, also will be “independent” directors, as defined by the NYSE.

Meeting Attendance

Our Board of Directors met seven times during 2014. No director attended fewer than 75% of the meetings of the Board of Directors and of the board committees on which he or she served during 2014.  Our Board of Directors has not adopted a formal policy with regard to director attendance at the annual meetings of stockholders.  We, however, encourage members of the Board of Directors to attend annual meetings.  Messrs. Gerald J. Ford, Jeremy B. Ford, Alan B. White, James R. Huffines, Hill A. Feinberg, Kenneth W. Russell and Robert Nichols attended the 2014 annual meeting of stockholders.

Vote Necessary to Elect Directors

Election of the director nominees requires the affirmative vote of a plurality of the votes cast on the matter.  The director candidates receiving the highest number of affirmative votes of the shares entitled to be voted will be elected as directors.  For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.  Under applicable NYSE rules, a broker or other nominee does not possess the authority to vote for the director nominees in the absence of instructions from the beneficial owner of the relevant shares.  Stockholders may not cumulate votes in the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES IDENTIFIED ABOVE.

Director Compensation

General

Members of our Board of Directors who also are full-time employees do not receive any compensation for their service on the Board of Directors or any committee of the Board of Directors.  All other directors receive the following compensation for their service on the Board of Directors:

·                  $40,000 annual retainer; and

·                  $2,000 fee for participation in each meeting of the Board of Directors at which attendance in person is requested (one-half of that fee is paid for participation in any meeting at which attendance is requested by telephone).

In addition, members of board committees receive the following additional compensation:

·                  Audit Committee—$65,000 annual fee for the chairperson of the committee;

·                  Nominating and Corporate Governance Committee—$10,000 annual fee for the chairperson of the committee;

·                  Compensation Committee—$10,000 annual fee for the chairperson of the committee;

·                  Investment Committee—$25,000 annual fee for the chairperson of the committee;

·                  Merger and Acquisition Committee— $10,000 annual fee for the chairperson of the committee; and

·                  $1,000 fee for participation in each meeting of a board committee.

Members of our Board of Directors may elect to receive their aggregate Board of Directors and board committee compensation:

·                  entirely in the form of cash;

·                  entirely in the form of common stock; or

·                  one-half in cash and one-half in common stock.

Any elections, or changes in elections, by directors regarding the form of compensation to be received may only occur during a “trading window” and only become effective at the “trading window” immediately following such election or change in election.  Cash and shares of common stock are paid and issued, respectively, in arrears on a calendar quarterly basis, with no vesting requirements.  Customarily, these payments and issuances occur by the 15th day of the month following the applicable calendar quarter-end.  The value of the common stock awarded is based upon the average closing price per share of our common stock for the last ten consecutive trading days of the applicable calendar quarter.  In lieu of fractional shares of common stock that would otherwise be issuable to directors, we pay cash to the director based upon the value of those fractional shares at the value the shares are awarded to the director.  If a director does not serve for the entire calendar quarter, that director is compensated based upon the time of service during the applicable calendar quarter.

Each member of our Board of Directors is reimbursed for out-of-pocket expenses associated with his service on, and attendance at, Board of Directors or board committee meetings.  Other than as described above, members of our Board of Directors receive no additional compensation for their service on the Board of Directors or board committees.

Political Action Committee Matching Program

The NLASCO Political Action Committee, or the PAC, is a separate segregated fund that was formed to make political contributions. To encourage participation in the PAC by eligible participants, for each contribution made to the PAC by an eligible individual contributor, NLC makes a matching contribution to any Section 501(c)(3) organization of the contributor’s choice, dollar for dollar, up to the maximum amount an eligible individual can contribute to the PAC in a given calendar year.  Under this program, no contributor to the PAC receives any financial, tax or other tangible benefit or premium from either the recipient charities or us.  This program is completely voluntary.

2014 Director Compensation

Director Compensation Table for 2014(1)

Name	Fees earned or paid in cash ($)	Stock awards ($)	Total ($)

Charlotte Jones Anderson	30,062	29,938	60,000
Rhodes R. Bobbitt	91,000	—	91,000
Tracy A. Bolt	63	68,937	69,000
W. Joris Brinkerhoff	58,000	—	58,000
Charles R. Cummings	131,000	—	131,000
Hill A. Feinberg	—	—	—
Gerald J. Ford	53,000	—	53,000
Jeremy B. Ford	—	—	—
J. Markham Green	69,000	—	69,000
Jess T. Hay (2)	62,000	—	62,000
William T. Hill, Jr.	66,000	—	66,000
James R. Huffines	—	—	—
Lee Lewis	53,000	—	53,000
Andrew J. Littlefair	28,057	27,943	56,000
W. Robert Nichols, III	70,000	—	70,000
C. Clifton Robinson	53,000	—	53,000
Kenneth D. Russell	55,000	—	55,000
A. Haag Sherman	73,000	—	73,000
Robert C. Taylor, Jr.	29,550	29,450	59,000
Carl B. Webb	39	50,961	51,000
Alan B. White	—	—	—

(1)         Fees earned for services performed in 2014 include annual retainers, meeting fees and chairperson remuneration.  Aggregate fees paid to non-employee directors for annual retainers and committee chairmanships were paid quarterly in arrears.  Cash was paid in lieu of the issuance of fractional shares.  Service for any partial quarter is calculated and paid on the basis of time served during the applicable calendar quarter.  Non-employee directors are solely responsible for the payment of taxes payable on remuneration paid by the Company.  The number of shares awarded was determined based upon the average closing price per share of our common stock for the last ten consecutive trading days of the calendar quarter during which the stock was earned; however, the dollar value reported in the table for each stock award was determined in accordance with FASB ASC Topic 718.

(2)        Mr. Hay passed away on April 13, 2015.

As described above, the 2014 stock awards were issued to each non-employee director who elected to receive all or part of his or her director compensation in the form of our common stock, generally within 15 days following each applicable calendar quarter-end.  All of our personnel, as well as non-employee directors, are subject to trading restrictions with regard to our common stock, and trading may only occur during a “trading window.”  Provided that any such party does not possess material, non-public information about us, this trading period commences on the next trading day following two trading days after the public release of quarterly or annual financial information and continues until the close of business on last day of the month preceding the last month of the next fiscal quarter.

The following numbers of shares of our common stock were issued to our directors for services performed during 2014:

Name of Director	Number of Shares
Charlotte Jones Anderson	1,407
Tracy A. Bolt	3,253
Andrew J. Littlefair	1,317
Robert C. Taylor, Jr.	1,386
Carl B. Webb	2,398

Each of the following directors had outstanding the following aggregate numbers of shares of our common stock awarded for services performed on behalf of us from election or appointment through the end of fiscal 2014:

Name of Director	Number of Shares
Charlotte Jones Anderson	3,030
Tracy A. Bolt	7,079
Rhodes Bobbitt	1,562
W. Joris Brinkerhoff	9,943
Charles R. Cummings	5,379
Gerald J. Ford	2,893
J. Markham Green	3,872
Andrew J. Littlefair	2,983
Robert C. Taylor, Jr.	3,009
Carl B. Webb	37,478

For further information about the stockholdings of these directors and our management, see “Security Ownership of Certain Beneficial Owners and Management” commencing on page 22 of this Proxy Statement.

Board Committees

General

The Board of Directors appoints committees to assist it in carrying out its duties.  In particular, committees work on key issues in greater detail than would be practical at a meeting of all the members of the Board of Directors.  Each committee reviews the results of its deliberations with the full Board of Directors.

The standing committees of the Board of Directors currently consist of the Audit Committee, the Compensation Committee, the Executive Committee, the Investment Committee, the Merger and Acquisition Committee, Risk Committee and the Nominating and Corporate Governance Committee. A more detailed description of these committees is set forth below.  Our Board of Directors may, from time to time, establish certain other committees to facilitate our management. Current copies of the charters for each of the foregoing committees, as well as our Corporate Governance Guidelines, Code of Ethics and Business Conduct, or the General Code of Ethics and Business Conduct, and Code of Ethics for Chief Executive and Senior Financial Officers, or the Senior Officer Code of Ethics, may be found on our website at ir.hilltop-holdings.com, under the heading “Corporate Information —Governance Documents.”  Printed versions also are available to any stockholder who requests them by writing to our corporate Secretary at the address listed under “Questions” on page 56.

Committee Membership

The following table shows the current membership of, and the 2014 fiscal meeting information for, each of the committees of the Board of Directors.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Investment Committee	Merger and Acquisition Committee (1)	Executive Committee	Risk Committee

Charlotte Jones Anderson*			€		€
Rhodes Bobbit*		€		Chairman	€
Tracy A. Bolt*	€				€		€
W. Joris Brinkerhoff*		€
J. Taylor Crandall*			€
Charles R. Cummings*	Chairman				€
Hill A. Feinberg						€
Gerald J. Ford						€
Jeremy B. Ford						€
J. Markham Green*	€			€			€
William T. Hill, Jr.*		€	€		€
James Huffines
Lee Lewis				€
Andrew J. Littlefair*		€
W. Robert Nichols, III*			Chairman		€
C. Clifton Robinson
Kenneth D. Russell							Chairman
A. Haag Sherman*		Chairman		€
Robert C. Taylor, Jr.*			€		€
Carl B. Webb						€
Alan B. White						Chairman
Meetings in Fiscal 2014	10	6	4	4	3	6	3

*      Denotes independent director.

(1)   With the recent passing of Mr. Hay, a new chairman of the Merger and Acquisition Committee has not yet been appointed.

Audit Committee

We have a standing Audit Committee established within the meaning of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  The Audit Committee helps our Board of Directors ensure the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm.  In furtherance of those matters, the Audit Committee assists in the establishment and maintenance of our internal audit controls, selects, meets with and assists the independent registered public accounting firm, oversees each annual audit and quarterly review and prepares the report that federal securities laws require be included in our annual proxy statement, which appears on page 53.  Mr. Cummings has been designated as Chairman, and Messrs. Green and Bolt are members, of the Audit Committee.  Our Board of Directors has reviewed the education, experience and other qualifications of each member of the Audit Committee.  Based upon that review, our Board of Directors has determined that each of Mr. Cummings and Mr. Bolt qualifies as an “audit committee financial expert,” as defined by the rules of the SEC, and each member of the Audit Committee is independent in accordance with the listing standards of the NYSE. Currently, none of our Audit Committee members serve on the audit committees of three or more public companies.

Compensation Committee

The Compensation Committee reviews and approves the compensation and benefits of our executive officers, administers the Hilltop Holdings Inc. 2012 Annual Incentive Plan, or the Annual Incentive Plan, the Hilltop Holdings Inc. 2003 Equity Incentive Plan, or the 2003 Equity Incentive Plan, and the Hilltop Holdings Inc. 2012 Equity Incentive Plan, or the 2012 Equity Incentive Plan, and produces the annual report on executive compensation for inclusion in our annual proxy statement, which appears on page 37.  Each member is independent in accordance with the listing standards of the NYSE.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s purpose is as follows:

·                  Identify, screen and recommend to our Board of Directors individuals qualified to serve as members, and on committees, of the Board of Directors;

·                  Advise our Board of Directors with respect to the composition, procedures and committees of the Board of Directors;

·                  Advise our Board of Directors with respect to the corporate governance principles applicable to the Company; and

·                  Oversee the evaluation of the Board of Directors and our management.

Each member of the Nominating and Corporate Governance Committee is independent in accordance with the listing standards of the NYSE.

Risk Committee

The purpose of the Risk Committee is to provide assistance to the Board of Directors in its oversight of:

·                  The Company’s risk governance structure;

·                  The Company’s risk tolerance;

·                  The Company’s risk management and risk assessment guidelines and policies regarding market, credit, operation, liquidity, funding, reputational, regulatory, and such other risks as necessary;

·                  The Company’s capital and liquidity and funding; and

·                  The performance of the Company’s Chief Risk Officer.

The duties assigned to the Risk Committee are meant to ensure that there is an effective system reasonably designed to evaluate and control risk throughout the Company.

Investment Committee

The Investment Committee is responsible for, among other things, reviewing investment policies, strategies and programs; reviewing the procedures that we utilize in determining that funds are invested in accordance with policies and limits approved by the Investment Committee; and reviewing the quality and performance of our investment portfolios and the alignment of asset duration to liabilities.

Merger and Acquisition Committee

The purpose of the Merger and Acquisition Committee is to review potential mergers, acquisitions or dispositions of material assets or a material portion of any business proposed by management and to report its findings and conclusions to the Board of Directors.  Each member is independent in accordance with the listing standards of the NYSE.

Executive Committee

The Executive Committee, with certain exceptions, has the power and authority of the Board of Directors to manage the affairs of the Company between meetings of the Board of Directors.

Corporate Governance

General

We are committed to good corporate governance practices and, as such, we have adopted formal corporate governance guidelines to maintain our effectiveness.  The guidelines govern, among other things, board member qualifications, responsibilities, education, management succession and executive sessions.  A copy of the corporate governance guidelines may be found at our corporate website at ir.hilltop-holdings.com under the heading “Corporate Information —Governance Documents.”  A copy also may be obtained upon request from our corporate Secretary at the address listed under “Questions” on page 56.

Board Leadership Structure

We have separated the offices of Chief Executive Officer and Chairman of the Board as a means of separating management of the Company from our Board of Director’s oversight of management.  Separating these roles also enables an orderly leadership transition when necessary.  We believe, at this time, that this structure provides desirable oversight of our management and affairs.  We have in the past appointed, and will continue to appoint, lead independent directors as circumstances require.

Risk Oversight

Our Board of Directors and the Risk Committee of the Board of Directors oversee an enterprise-wide approach to risk management, intended to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value.  Our Board of Directors and the Risk Committee are actively involved in establishing and refining our business strategy, including assessing management’s appetite for risk and determining the appropriate level of overall risk for the Company.  The Company conducts continual assessments through the Chief Risk Officer who is overseen by the Risk Committee.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors outside of the Risk Committee also have responsibility for risk management.  In particular, the Audit Committee focuses on financial risk, including internal controls, and, from time to time, discusses and evaluates matters of risk, risk assessment and risk management with our management team.  The Compensation Committee is responsible for overseeing the management of risk associated with our compensation policies and arrangements.  The Nominating and Corporate Governance Committee ensures that the internal rule processes by which we are governed are consistent with prevailing governance practices and applicable laws and regulations.  Finally, the Investment Committee ensures that our funds are invested in accordance with policies and limits approved by it.  Our Senior Officer Code of Ethics, General Code of Ethics and Business Conduct, committee charters and other governance documents are reviewed by the appropriate committees annually to confirm continued compliance, ensure that the totality of our risk management processes and procedures is appropriately comprehensive and effective and that those processes and procedures reflect established best practices.

Board Performance

Our Board of Directors conducts a survey of its members regarding its performance and reviews the results of the survey with a view to improving efficacy and effectiveness of the Board of Directors.  In addition, the full Board of Directors reviews annually the qualifications and effectiveness of the Audit Committee and its members.

Director Qualifications for Service

As described below, the Nominating and Corporate Governance Committee considers a variety of factors when evaluating a potential candidate to fill a vacancy on the Board of Directors or when nomination of an incumbent director for re-election is under consideration.  The Nominating and Corporate Governance Committee and the Board of Directors strive to balance a diverse mix of experience, perspective, skill and background with the practical requirement that the Board of Directors will operate collegially, with the common purpose of overseeing our business on behalf of our stockholders.  All of our directors possess relevant experience, and each of them approaches the business of the Board of Directors and their responsibilities with great seriousness of purpose.  The following describes, with respect to each director, his or her particular experience, qualifications, attributes and skills that qualify him or her to serve as a director:

Charlotte Jones Anderson

Ms. Anderson has significant managerial and executive officer experience with large entrepreneurial businesses and provides the Board of Directors the perspective of one of PlainsCapital’s significant customers.

Rhodes Bobbitt	Mr. Bobbitt has an extensive investment background. This is particularly important given our available cash on hand and the investment portfolios at our subsidiaries.

Tracy A. Bolt	Mr. Bolt has significant experience concerning accounting matters that is essential to our Audit Committee’s and Board of Directors’ oversight responsibilities.

W. Joris Brinkerhoff

Mr. Brinkerhoff has participated, and continues to participate, in a number of business interests. Accordingly, he brings knowledge and additional perspectives to our Board of Directors from experiences with those interests.

J. Taylor Crandall	Mr. Crandall has significant experience in finance and management and board governance, including his experience serving on the Boards of Directors of several public and private companies.

Charles R. Cummings	Mr. Cummings has an extensive operational and accounting background. His expertise in these matters brings considerable strength to our Audit Committee and Board of Directors in these areas.

Hill A. Feinberg	Mr. Feinberg has extensive knowledge and experience concerning the financial advisory segment and the industry in which it operates through his extended period of service to First Southwest.

Gerald J. Ford

Mr. Ford has been a financial institutions entrepreneur and private investor involved in numerous mergers and acquisitions of private and public sector financial institutions over the past 40 years. His extensive banking industry experience and educational background provide him with significant knowledge in dealing with financial and regulatory matters, making him a valuable member of our Board of Directors. In addition, his service on the boards of directors and audit and corporate governance committees of a variety of public companies gives him a deep understanding of the role of the Board of Directors.

Jeremy B. Ford

Mr. Jeremy B. Ford’s career has focused on mergers and acquisitions in the financial services industry. Accordingly, he has been actively involved in numerous acquisitions, including our acquisitions of NLC, PlainsCapital, substantially all of the assets of FNB, and SWS Group, Inc. (“SWS”). His extensive knowledge of our operations makes him a valuable member of our Board of Directors.

J. Markham Green

Mr. Green has an extensive background in financial services, as well as board service. His investment banking background also provides our Board of Directors with expertise surrounding acquisitions and investments.

William T. Hill, Jr.

Mr. Hill’s experience with legal and compliance matters, along with his management of a large group of highly skilled professionals, have given him considerable knowledge concerning many matters that come before our Board of Directors. Mr. Hill has also served on several civic and charitable boards, which has given him invaluable experience in corporate governance matters.

James R. Huffines	Mr. Huffines’ significant banking and managerial experience provide unique insights and experience to our Board of Directors.

Lee Lewis

Through his service on our Board of Directors and PlainsCapital’s Board of Directors, Mr. Lewis has many years of knowledge of PlainsCapital and the challenges and opportunities that it is presented. The background of Mr. Lewis as a manager of a Texas-based company also provides unique insight to the Board of Directors.

Andrew J. Littlefair

Mr. Littlefair has significant experience serving as a chief executive officer and as a director of publicly traded companies and provides the Board of Directors with the perspective of one of PlainsCapital’s significant customers.

W. Robert Nichols III	Mr. Nichols has broad experience in managing and leading enterprises. This significant experience provides our Board of Directors with additional perspectives on our operations.

C. Clifton Robinson

Mr. Robinson possesses particular knowledge and experience in the insurance industry, as we purchased NLC from him in 2007. This provides our Board of Directors with expertise in regards to our insurance operations.

Kenneth D. Russell	Mr. Russell’s extensive background in accounting and operating entities provides valuable insight to our Board of Directors, including merger and acquisition activities.

A. Haag Sherman	Mr. Sherman has significant experience concerning investing, legal and accounting matters that is essential to our Board of Director’s oversight responsibilities.

Robert C. Taylor, Jr.

Through his service on our Board of Directors and PlainsCapital’s Board of Directors, Mr. Taylor has many years of knowledge of PlainsCapital and the challenges and opportunities that it is presented. The background of Mr. Taylor as a manager of a Texas-based company also provides unique insight to the Board of Directors.

Carl B. Webb

Mr. Webb possesses particular knowledge and experience in strategic planning and the financial industry, as well as expertise in finance, that strengthen the Board of Directors’ collective qualifications, skills and experience.

Alan B. White

Mr. White possesses knowledge of our business and industry through his lengthy tenure as PlainsCapital’s Chief Executive Officer that aids him in efficiently and effectively identifying and executing our strategic priorities.

Executive Board Sessions

The current practice of our Board of Directors is to hold an executive session of its non-management directors at least once per quarter.  The individual who serves as the chair at these executive sessions is the Chairman of the Board of Directors.  Executive sessions of the independent directors of the Board of Directors also are held at least once per fiscal year, and the independent directors select the independent director to preside over each executive session.

Communications with Directors

Our Board of Directors has established a process to receive communications from stockholders and other interested parties.  Stockholders and other interested parties may contact any member or all members of the Board of Directors by mail.  To communicate with our Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title.  The correspondence should be sent to Hilltop Holdings Inc., c/o Secretary, 200 Crescent Court, Suite 1330, Dallas, Texas 75201.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors.  Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee(s).  In the case of communications to the Board of Directors or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to whom the communication is addressed.  If the amount of correspondence received through the foregoing process becomes excessive, our Board of Directors may consider approving a process for review, organization and screening of the correspondence by the corporate Secretary or other appropriate person.

Code of Business Conduct and Ethics

We have adopted a Senior Officer Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer.  We also have adopted a General Code of Ethics and Business Conduct applicable to all officers, directors and employees.  Both codes are available on our website at ir.hilltop-holdings.com under the heading “Corporate Information—Governance Documents.” Copies also may be obtained upon request by writing our corporate Secretary at the address listed under “Questions” on page 56.  We intend to disclose any amendments to, or waivers from, our Senior Officer Code of Ethics and our General Code of Ethics and Business Conduct at the same website address provided above.

Director Nomination Procedures

The Nominating and Corporate Governance Committee believes that, at a minimum, candidates for membership on the Board of Directors should have a demonstrated ability to make a meaningful contribution to the Board of Directors’ oversight of our business and affairs and have a record and reputation for honest and ethical conduct.  The Nominating and Corporate Governance Committee recommends director nominees to the Board of Directors based on, among other things, its evaluation of a candidate’s experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment and a willingness to devote adequate time and effort to board responsibilities.  In making its recommendations to the Board of Directors, the Nominating and Corporate Governance Committee also seeks to have the Board of Directors nominate candidates who have diverse backgrounds and areas of expertise so that each member can offer a unique and valuable perspective.

The Nominating and Corporate Governance Committee expects, in the future, to identify potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons who meet the criteria described above.  The Nominating and Corporate Governance Committee also, from time to time, may engage firms, at our expense, that specialize in identifying director candidates.  As described below, the Nominating and Corporate Governance Committee also will consider candidates recommended by stockholders.

Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the committee expects to collect and review publicly available information regarding the person to assess whether the person should be considered further.  If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, and if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating and Corporate Governance Committee expects to request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conduct one or more interviews with the candidate.  In certain instances, members of the Nominating and Corporate Governance Committee may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments.

In addition to formally nominating individuals for election as directors in accordance with our Second Amended and Restated Bylaws, as summarized below on page 55 under “Stockholder Proposals for 2016,” stockholders may send written recommendations of potential director candidates to the Nominating and Corporate Governance Committee for its consideration.  Such recommendations should be submitted to the Nominating and Corporate Governance Committee “c/o Secretary” at Hilltop Holdings Inc., 200 Crescent Court, Suite 1330, Dallas, Texas 75201.  Director recommendations submitted by stockholders should include the following information regarding the stockholder making the recommendation and the individual(s) recommended for nomination:

·                  name, age, business address and residence address;

·                  the class, series and number of any shares of Hilltop stock or other securities of Hilltop or any affiliate of Hilltop owned, beneficially or of record (including the name of the nominee holder if beneficially owned);

·                  the date(s) that shares of Hilltop stock or other securities of Hilltop or any affiliate of Hilltop were acquired and the investment intent of such acquisition;

·                  any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any securities of Hilltop or any affiliate of Hilltop;

·                  whether and the extent to which such person, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the prior six months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (a) manage risk or benefit of changes in the price of Hilltop securities or any security of any entity listed in the peer group in the stock performance graph included in the materials distributed with this Proxy Statement or (b) increase or decrease the voting power of such person in Hilltop disproportionately to such person’s economic interest in Hilltop securities (or, as applicable, any security of any entity listed in the peer group in the stock performance graph included in the materials distributed with this Proxy Statement);

·                  any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with us), by security holdings or otherwise of such person in us or in any of our affiliates, other than an interest arising from the ownership of securities where such person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

·                  the investment strategy or objective, if any, of the stockholder making the recommendation and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors, or potential investors, in such stockholder (if not an individual);

·                  to the extent known by the stockholder making the recommendation, the name and address of any other stockholder supporting the nominee for election or reelection as a director;

·                  a certificate executed by the proposed nominee that certifies that the proposed nominee is not, and will not, become a party to any agreement, arrangement or understanding with any person or entity other than us in connection with service or action as a director that has not been disclosed to us and that the proposed nominee consents to being named in a proxy statement and will serve as a director if elected;

·                  completed proposed nominee questionnaire (which will be provided upon request by writing or telephoning our corporate Secretary at the address or phone number listed under “Questions” on page 56); and

·                  all other information that would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and the rules promulgated thereunder.

The stockholder recommendation and information described above must be delivered to the corporate Secretary not earlier than the 120th day and not later than 5:00 p.m., Dallas, Texas time, on the 90th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to, or delayed by more than 30 days after, the first anniversary of the date of the preceding year’s annual meeting, the stockholder recommendation and information must be delivered not earlier than the 120th day prior to the date of such annual meeting and not later than 5:00 p.m., Dallas, Texas time, on the later of the 90th day prior to the date of such annual meeting of stockholders and the 10th day following the date on which public announcement of the date of such annual meeting is first made.  In the event, however, the number of directors to be elected to the Board of Directors is increased and there is no public announcement of such action at least 100 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting, a stockholder recommendation also will be considered timely, but only with respect to nominees for any new positions created by the increase, if it is delivered to the corporate Secretary not later than 5:00 p.m., Dallas, Texas time, on the 10th day following the day on which the public announcement is first made.

The Nominating and Corporate Governance Committee expects to use a similar process to evaluate candidates to the Board of Directors recommended by stockholders as the one it uses to evaluate candidates otherwise identified by the committee.

No fee was paid to any third party or parties to identify or evaluate, or assist in identifying or evaluating, potential nominees.

The Nominating and Corporate Governance Committee did not receive the name of any stockholder recommendations for director nominees with respect to the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth information regarding our common stock beneficially owned on April 21, 2015 by any person or “group,” as that term is used in Section 13(d)(3) of the Exchange Act, known to us to beneficially own more than five percent of the outstanding shares of our common stock.

Name and Addresss of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (a)

Gerald J. Ford (b)
200 Crescent Court, Suite 1350	15,553,745	15.5%
Dallas, Texas 75201

(a)         Based on 100,289,492 shares of common stock outstanding on April 21, 2015.  Shares issuable under instruments to purchase our common stock that are exercisable within 60 days of April 21, 2015 are treated as if outstanding for computing the percentage ownership of the person holding these instruments, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.

(b)         The shares of common stock beneficially owned by Mr. Ford include 15,544,674 shares owned by Diamond A Financial, LP.  Mr. Ford is the sole general partner of Diamond A Financial, LP.  Mr. Ford has sole voting and dispositive power of these shares.

Security Ownership of Management

The following table sets forth information regarding the number of shares of our common stock beneficially owned on April 21, 2015, by:

·                  each of our directors;

·                  each of our named executive officers; and

·                  all of our directors and executive officers presently serving, as a group.

Except as otherwise set forth below, the address of each of the persons listed below is c/o Hilltop Holdings Inc., 200 Crescent Court, Suite 1330, Dallas, Texas 75201.  Except as otherwise indicated in the footnotes to this table, the persons named in the table have specified that they have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them, subject to any applicable community property law.

	Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (a)

Charlotte Jones Anderson	6,169		*
Rhodes Bobbitt	126,059	(b)	*
Tracy A. Bolt	10,728		*
W. Joris Brinkerhoff	25,228		*
J. Taylor Crandall	—	(c)	*
Charles R. Cummings	37,476		*
Hill A. Feinberg	1,364,052	(d)	1.4%
Gerald J. Ford	15,553,745	(e)	15.5%
200 Crescent Court, Suite 1350
Dallas, Texas 75201
Jeremy B. Ford	517,438	(f)	*
J. Markham Green	119,152		*
William T. Hill, Jr.	48,350	(g)	*
James R. Huffines	364,730	(h)	*
Lee Lewis	656,199	(i)	*
Andrew J. Littlefair	14,622		*
W. Robert Nichols, III	41,000	(j)	*
Darren Parmenter	5,361	(k)	*
C. Clifton Robinson	1,235,024		1.2%
Kenneth D. Russell	—		*
Todd L. Salmans	25,000	(l)	*
A. Haag Sherman	14,422		*
Robert C. Taylor, Jr.	31,661		*
Carl B. Webb	106,784		*
Alan B. White	1,907,922	(m)	1.9%

All Directors and Executive Officers,
as a group (26 persons)	22,514,962	(n)	22.3%

*                 Represents less than 1% of the outstanding shares of such class.

(a)         Based on 100,289,492 shares of common stock outstanding on April 21, 2015.  Shares issuable under instruments to purchase our common stock that are exercisable within 60 days of April 21, 2015 are treated as if outstanding for computing the percentage ownership of the person holding these instruments, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.

(b)         Includes 62,100 shares of common stock held in an IRA account for the benefit of Mr. Bobbitt.

(c)          Excludes 1,488 shares held by Oak Hill Capital Management LLC, 69,014 shares held by Oak Hill Capital Management Partners III, L.P. and 2,101,418 shares held by Oak Hill Capital Partners III, L.P.

(d)         Includes 25,776 shares of common stock held directly by Mr. Feinberg’s wife.  Also includes 776 shares of common stock held by the Max McDermott Trust for the benefit of Mr. Feinberg’s stepson.  Mr. Feinberg’s wife is the trustee of the trust.  Includes 15,000 restricted shares of common stock that cliff vest on April 11, 2016.  Mr. Feinberg can vote such restricted shares but may not dispose of them until they have vested.  Excludes 21,747 shares of common stock deliverable upon the vesting of restricted stock units that will not vest within 60 days of April 21, 2015.

(e)          The shares of common stock beneficially owned by Mr. Ford include 15,544,674 shares owned by Diamond A Financial, LP.  Mr. Ford is the sole general partner of Diamond A Financial, LP.  Mr. Ford has sole voting and dispositive power of these shares.

(f)           Jeremy Ford is a beneficiary of a trust that owns a 49% limited partnership interest in Diamond A Financial, LP (see footnote (e)).  Includes (a) 400,000 shares of common stock acquirable upon the exercise of a stock option and (b) 30,000 restricted shares of common stock that cliff vest on April 1, 2016.  Mr. Jeremy Ford can vote such restricted shares but may not dispose of them until they have vested.  Excludes (x) 100,000 shares of common stock acquirable upon the exercise of a stock option that will not vest within 60 days of April 21, 2015, (y) 61,400 shares of common stock deliverable upon the vesting of restricted stock units that will not vest within 60 days of April 21, 2015 and (z) 15,544,674 shares of common stock held by Diamond A Financial, LP.

(g)          Includes 7,300 shares of common stock held in a SEP IRA account for the benefit of Mr. Hill and 15,750 shares of common stock held by the William T. Hill P.C. retirement account for the benefit of Mr. Hill.

(h)         Includes (a) 47,000 shares of common stock held by the James Huffines 1994 Trust for the benefit of Mr. Huffines, (b) 12,028 shares of common stock held in a self-directed individual retirement account and (c) 30,000 restricted shares of common stock that cliff vest on April 1, 2016.  Mr. Huffines can vote such restricted shares but may not dispose of them until they have vested.  Excludes 39,379 shares of common stock deliverable upon the vesting of restricted stock units that will not vest within 60 days of April 21, 2015.

(i)            Includes 603,417 shares of common stock held by Lee Lewis Construction.  Mr. Lewis is the sole owner of Lee Lewis Construction and may be deemed to have voting and/or investment power with respect to the shares owned by Lee Lewis Construction.

(j)            Includes 11,000 shares of common stock held in an IRA account for the benefit of Mr. Nichols.

(k)         Includes 5,000 restricted shares of common stock that cliff vest on April 1, 2016. Mr. Parmenter can vote such restricted shares but may not dispose of them until they have vested.  Excludes 16,408 shares of common stock deliverable upon the vesting of restricted stock units that will not vest within 60 days of April 21, 2015.

(l)             Includes 25,000 restricted shares of common stock that cliff vest on April 1, 2016.  Mr. Salmans can vote such restricted shares but may not dispose of them until they have vested.  Excludes 32,816 shares of common stock deliverable upon the vesting of restricted stock units that will not vest within 60 days of April 21, 2015.

(m)     Includes (a) 9,785 shares of common stock held directly by Mr. White’s wife, (b) 453 shares of common stock held in a self-directed individual retirement account of Mr. White’s wife, (c) 23,806 shares of common stock held by Double E Investments (“Double E”), (d) 12,883 shares of common stock held by EAW White Family Partnership, Ltd. (“EAW”), (e) 8,045 shares of common stock held by Maedgen, White and Maedgen (“MW&M”), (f) 1,566,458 shares of common stock held by Maedgen & White, Ltd., and (g) 95,844 shares of common stock held in a self-directed individual retirement account of Mr. White.  As the manager of Double E, the managing partner of MW&M and the sole member of the general partner of EAW, Mr. White has exclusive authority to vote and/or dispose of the securities held by Double E, MW&M and EAW, respectively, and may, therefore, be deemed to have sole voting and dispositive power over the shares of common stock held by Double E, MW&M and EAW.  Mr. White is the sole general partner of Maedgen & White, Ltd. and may be deemed to beneficially own the shares held by Maedgen & White, Ltd. As the sole general partner of Maedgen & White, Ltd., Mr. White has the power to vote the shares held by Maedgen & White, Ltd. The Agreement of Limited Partnership of Maedgen & White, Ltd. requires the approval of 80% of the limited partnership interests in Maedgen & White, Ltd. before its general partner may dispose of the shares held by Maedgen & White, Ltd. Mr. White, directly and indirectly, controls approximately 77% of the limited partnership interests of Maedgen & White, Ltd. and therefore may be deemed to share dispositive power over the shares held by Maedgen & White, Ltd.  Includes 50,000 restricted shares of common stock that cliff vest on April 1, 2016.  Mr. White can vote such restricted shares but may not dispose of them until they have vested.  Excludes 65,631 shares of common stock deliverable upon the vesting of restricted stock units that will not vest within 60 days of April 21, 2015.

(n)         Represents 26 persons and includes (a) 480,000 shares of common stock acquirable pursuant to the exercise of stock options and (b) 210,000 restricted shares of common stock that cliff vest on April 1, 2016. The holders of such restricted shares can vote the restricted shares but may not dispose of them until they have vested.  Excludes (x) 120,000 shares of common stock acquirable by our executive officers pursuant to the exercise of stock options that will not vest within 60 days of April 21, 2015 and (y) 317,545 shares of common stock deliverable upon the vesting of restricted stock units that will not vest within 60 days of April 21, 2015.

MANAGEMENT

Executive Officers

General

We have identified the following officers as “executive officers,” consistent with the definition of that term as used by the SEC:

Name	Age	Position	Officer Since

Hill A. Feinberg	68	Chairman and Chief Executive Officer of First Southwest	2012
Jeremy B. Ford	40	President, Chief Executive Officer and Director	2010
James R. Huffines	64	President and Chief Operating Officer of PlainsCapital	2012
John A. Martin	67	Executive Vice President, Chief Financial Officer of PlainsCapital	2012
Darren E. Parmenter	52	Executive Vice President, Principal Financial Officer	2007
Corey G. Prestidge	41	Executive Vice President, General Counsel and Secretary	2008
Todd L. Salmans	66	Chief Executive Officer of PrimeLending	2012
Jerry L. Schaffner	57	President and Chief Executive Officer of PlainsCapital Bank	2012
Alan B. White	66	Chairman and Chief Executive Officer of PlainsCapital	2012

Business Experience of Executive Officers

Information concerning the business experience of Messrs. Hill A. Feinberg, Jeremy B. Ford, James R. Huffines and Alan B. White is set forth above under “Proposal One — Election of Directors — Nominees for Election as Directors” beginning on page 5.

John A. Martin.  Mr. Martin has served as the Executive Vice President and Chief Financial Officer of PlainsCapital since November 2010 and has continued in that position since our acquisition of PlainsCapital in November 2012. Mr. Martin also serves on the board of directors of the Bank and various other subsidiaries of PlainsCapital. Prior to joining PlainsCapital, Mr. Martin most recently served as executive vice president and chief financial officer of Family Bancorp, Inc. and its subsidiary, San Antonio National Bank, from April 2010 until October 2010. Before joining Family Bancorp, from 2009 to 2010, Mr. Martin served as a consultant to community banks, providing strategic planning services. Beginning in 2005, Mr. Martin served as chief financial officer of Texas Regional Bancshares, Inc. and later served as director of financial planning and analysis for BBVA Compass after its acquisition of Texas Regional Bancshares in 2006.

Darren E. Parmenter.  Mr. Parmenter has served as Executive Vice President — Principal Financial Officer of Hilltop since February 2014 and previously served as Senior Vice President of Finance of Hilltop from June 2007 to February 2014.  From January 2000 to June 2007, Mr. Parmenter was with Hilltop’s predecessor, Affordable Residential Communities Inc., and served as the Controller of Operations from April 2002 to June 2007.  Prior to 2000, Mr. Parmenter was employed by Albertsons Inc., as an Assistant Controller.

Corey G. Prestidge.  Mr. Prestidge has served as an Executive Vice President of Hilltop since February 2014 and General Counsel and Secretary of Hilltop since January 2008.  From November 2005 to January 2008, Mr. Prestidge was the Assistant General Counsel of Mark Cuban Companies.  Prior to that, Mr. Prestidge was an associate in the corporate and securities practice group at Jenkens & Gilchrist, a Professional Corporation, which is a former national law firm. Mr. Prestidge is the son-in-law of our Chairman of the Board, Gerald J. Ford, and the brother-in-law of our President and Chief Executive Officer, Jeremy B. Ford.

Todd L. Salmans.  Mr. Salmans has served as Chief Executive Officer of PrimeLending since January 2011 and has continued in that position since our acquisition of PlainsCapital in November 2012.  He also previously held the office of President of PrimeLending until August 2013.  As Chief Executive Officer, Mr. Salmans is responsible for the strategic direction and day-to-day management of PrimeLending, including financial performance, compliance, business development, board and strategic partner communications and team development. He also serves as a member of PrimeLending’s Board of Directors. Mr. Salmans joined PrimeLending in 2006 as Executive Vice President and Chief Operating Officer, with responsibility over daily operations, loan processing and sales. He was promoted to President in April 2007. Mr. Salmans has over 30 year of experience in the mortgage banking industry. Prior to joining PrimeLending, he served as regional executive vice president of CTX/Centex, regional senior vice president of Chase Manhattan/Chase Home Mortgage Corp., and regional senior vice president of First Union National Bank/First Union Mortgage Corp. Mr. Salmans is currently a board member of the Texas Mortgage Bankers Association.

Jerry L. Schaffner.  Mr. Schaffner has served as the President and Chief Executive Officer of the Bank since November 2010 and has continued in that position since our acquisition of PlainsCapital in November 2012. He currently serves as a director of the Bank and various other subsidiaries, and previously served as a director of PlainsCapital from 1993 until March 2009. Mr. Schaffner joined PlainsCapital in 1988 as part of its original management group.

Terms of Office and Relationships

Our executive officers are elected annually or, as necessary, to fill vacancies or newly created offices by our Board of Directors.  Each executive officer holds office until his successor is duly elected and qualifies or, if earlier, until his death, resignation or removal. Any officer or agent elected or appointed by our Board of Directors may be removed by our Board of Directors whenever, in its judgment, our best interests will be served, but any removal will be without prejudice to the contractual rights, if any, of the person so removed.

Except as disclosed under “Proposal One — Election of Directors — Nominees for Election as Directors” commencing on page 5, (a) there are no familial relationships among any of our current directors or executive officers and (b) none of our director nominees hold directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or pursuant to Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Except as set forth in this Proxy Statement, there are no arrangements or understandings between any nominee for election as a director or officer and any other person pursuant to which that director was nominated or that officer was selected.

Compensation Discussion and Analysis

The Compensation Committee (the “Committee”) is responsible for establishing, implementing and monitoring adherence with our compensation philosophy. The Committee ensures that the total compensation paid to executive officers is fair, reasonable, competitive, performance-based and aligned with stockholder interests.

Executive Summary

Year 2014 represented another strong and exciting year for our Company and compensation programs.  It was the first year under the more robust compensation program developed in the prior year, which focuses on defined performance objectives.  The Committee continues to evaluate the compensation program to ensure it achieves the intended results, including pay-for-performance.

2014 Highlights

·                  We generated $105.9 million in income to common stockholders, or $1.17 per diluted share. Return on average equity (ROAE) was 8.01% and return on average assets (ROAA) was 1.26% for 2014.

·                  Asset quality remained strong compared to peers with non-performing assets as a percentage of total assets of 0.25%, excluding covered loans and covered other real estate owned.

·                  Hilltop capital ratios remained strong with a Tier 1 Leverage Ratio at 14.17% and a Total Capital Ratio of 19.69% at December 31, 2014.

·                  NLC recorded its best annual operating results since its founding.

·                  We entered into a merger agreement with SWS Group, Inc. to acquire the remaining interests not owned by us.  This transaction was consummated on January 1, 2015.

All of this contributed to an increase in our book value per share from $13.27 at December 31, 2013 to $14.93 at December 31, 2014.  Additional detail regarding our results and achievements can be found in our Annual Report on Form 10-K for the year ended December 31, 2014. Furthermore, we believe that we are well positioned to continue positive growth momentum into 2015 and beyond.

Enhanced Compensation Program

Year 2014 represented the first year under the comprehensive compensation program that was under development in 2013.  In that regard, the Committee refined scorecards for each executive under the annual cash incentive compensation program to enhance its objectives.  The Committee also awarded long-term incentive compensation in the form of restricted stock units that includes a combination of performance-based and time-based award. Accordingly, half of the equity awards granted to executive officers are subject to performance-based vesting criteria over a three-year period and all awards are subject to a one-year hold period following vesting, subject to certain exceptions.  The Committee believes the implementation of these programs has benefited the Company in clearly defining short-term and long-term objectives.

Philosophy and Objectives of Our Executive Compensation Program

Our compensation program includes the following components: base salary, annual and long-term incentive awards that are linked to performance and the creation of stockholder value and perquisites. In structuring our compensation programs, the Committee selected the particular components and the weight given to those components based upon our strategic objectives.  We believe that it is critical to structure the compensation program in such a manner to retain those with the talent, skill and experience necessary for us to realize our strategic objectives.

With this in mind, the following principles help guide our decisions regarding compensation of our named executive officers:

·                  Compensation opportunities should be competitive with market practices.  In order to attract and retain executives with the experience and skills necessary to lead our Company and motivate them to deliver strong performance to our stockholders, we are committed to providing total annual compensation opportunities that are competitive.

·                  A significant portion of compensation should be performance-based.  Our executive compensation program now further emphasizes pay-for-performance.  This means that compensation based on corporate performance, as assessed under the criteria established pursuant to the Annual Incentive Plan, has the possibility to represent a significant portion of the named executive officer’s total compensation. An additional component, which has the ability to reduce annual incentive compensation, is based upon improper risk taking and non-compliance with applicable laws and regulations.

·                  Management’s interests should be aligned with those of our stockholders.  Our long-term incentive compensation was delivered in the form of restricted stock units in 2014 to support our goals for ownership and retention.  Half of the restricted stock units awarded vest upon achievement of performance goals. The value of these awards ultimately depends upon our relative total stockholder return and our cumulative earnings per share over a three-year period.  In 2014, we also implemented stock ownership guidelines applicable to our Section 16 officers, including our named executive officers, and directors.

·                  Compensation should be perceived as fair.  We strive to create a compensation program that will be perceived as fair and equitable, both internally and externally.

How We Determine and Assess Executive Compensation Generally

Background

We completed the acquisition of PlainsCapital on November 30, 2012, and the compensation of our named executive officers who were employed by PlainsCapital is, therefore, in part based upon the compensation they were paid by PlainsCapital prior to the acquisition.  Three of our named executive officers, Messrs. White, Huffines and Salmans, were employed by PlainsCapital Corporation or its subsidiaries prior to the acquisition, and each had an employment agreement.   In connection with the acquisition of PlainsCapital, we entered into a retention agreement with Mr. White to ensure continuity following the closing.  All other existing employment arrangements at PlainsCapital were amended to terminate on November 30, 2014.  Following the expiration of the employment agreements with Messrs. Huffines and Salmans, we entered into new employment agreements with them that are consistent with our current compensation philosophy. For a more detailed discussion of these employment agreements and Mr. White’s retention agreement, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table— Employment Contracts and Incentive Plans — Employment Contracts” commencing on page 40.

Messrs. Jeremy B. Ford and Darren E. Parmenter do not have employment agreements and their compensation was largely discretionary prior to 2013.

Role of the Compensation Committee

The Committee is responsible for reviewing and approving all aspects of the compensation programs for our named executive officers and making all decisions regarding specific compensation to be paid or awarded to them.  The Committee is responsible for, among its other duties, the following:

·                  Review and approval of corporate incentive goals and objectives relevant to compensation;

·                  Evaluation of individual performance results in light of these goals and objectives;

·                  Evaluation of the competitiveness of the total compensation package; and

·                  Approval of any changes to the total compensation package, including, but not limited to, base salary, annual and long-term incentive award opportunities and payouts and retention programs.

The Committee is responsible for determining all aspects of compensation of the Chief Executive Officers of Hilltop and PlainsCapital, as well as assessing their individual performance.

In setting the compensation of our named executive officers, the Committee, in its discretion, considers (i) the transferability of managerial skills, (ii) the relevance of each named executive officer’s experience to other potential employees, and (iii) the readiness of the named executive officer to assume a different or more significant role, either within our organization or with another organization.  When making pay-related decisions, the Committee also has considered our specific circumstances and the associated difficulties with attraction, retention and motivation of talent and the importance of compensation in supporting achievement of our strategic objectives.

Information about the Committee and its composition, responsibilities and operations can be found under “Board Committees” beginning on page 14.

Role of the Chief Executive Officers in Compensation Decisions

The Chief Executive Officers of Hilltop and PlainsCapital recommend to the Committee any compensation changes affecting the other named executive officers.  The Chief Executive Officers provide input and recommendations to the Committee with regards to compensation decisions for their direct reports. These recommendations are made within the framework of the compensation programs approved by the Committee and based on market data provided by the Committee’s independent consultant. The input includes base salary changes, annual incentive and long-term incentive opportunities, specific individual performance objectives, and individual performance assessments. The Chief Executive Officers make their recommendations based on their assessment of the individual officer’s performance, performance of the officer’s respective business or function and employee retention considerations. The Committee reviews and considers the Chief Executive Officers’ recommendations when determining any compensation changes affecting our officers or executives.  Each Chief Executive Officer does not play any role with respect to any matter impacting his own compensation.

Role of Stockholder Say-on-Pay Votes

The Company provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation.  At the Company’s annual meeting of stockholders held in June 2014, 97.0% of the votes cast (excluding abstentions and broker non-votes) on the say-on-pay proposal at that meeting were voted in favor of the proposal.  As a result of such vote, the Committee continues to utilize the more comprehensive and robust compensation framework designed for 2014.  Highlights of the compensation program for fiscal 2015 are included in this Compensation, Discussion & Analysis in order to assist stockholders in evaluating the compensation program currently in effect.  Accordingly, the Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Role of Compensation Consultant

Pursuant to its charter, the Committee is authorized to retain and terminate any consultant, as well as to approve the consultant’s fees and other terms of the engagement. The Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. In January 2013, the Committee engaged Pearl Meyer & Partners (“Pearl Meyer”) as its compensation consultant. The Committee had not engaged a compensation consultant during any of the previous five years.  In June 2013, the lead consultant with Pearl Meyer transferred to Meridian Compensation Partners, LLC (“Meridian”), and the Committee unanimously agreed to transfer its relationship to Meridian.  The Committee believed that it was important to retain that lead consultant in order to complete the work already in progress.  Meridian had also previously been the compensation consultant for PlainsCapital prior to its acquisition by Hilltop. Other than performing Monte Carlo valuations with respect to the performance-based restricted stock units granted to assist in recording their expense,  Meridian does not provide any other services to management.

Meridian provides research, data analyses, survey information and design expertise in developing compensation programs for executives and incentive programs for eligible employees. In addition, Meridian keeps the Committee apprised of regulatory developments and market trends related to executive compensation practices.  Meridian does not determine or recommend the exact amount or form of executive compensation for any of the named executive officers.  A representative of Meridian generally attends meetings of the Committee, is available to participate in executive sessions and communicates directly with the Committee.

Pursuant to the Committee’s charter, if the Committee elects to use a compensation consultant, the consultant must be independent. The Committee assesses independence taking into account the following factors:

·                  compliance with the NYSE listing standards;

·                  the policies and procedures the consultant has in place to prevent conflicts of interest;

·                  any business or personal relationships between the consulting firm and the members of the Committee;

·                  any ownership of Company stock by the individuals at the firm performing consulting services for the Committee; and

·                  any business or personal relationship of the firm with an executive officer of the Company.

Meridian has provided the Committee with appropriate assurances and confirmation of its independent status pursuant to the charter and other factors. The Committee believes that Meridian has been independent throughout its service for the Committee and there is no conflict of interest between Meridian and the Committee.

Other Factors

The Committee makes executive compensation decisions following a review and discussion of both the financial and operational performance of our businesses and the annual performance reviews of the named executive officers and other members of the management team.

Benchmarking Compensation

During 2013, the Committee consulted with Meridian to assess the competitiveness and effectiveness of our executive compensation program. In December 2013, Meridian provided an analysis of base salary, short-term incentive, long-term incentive and benefit practices of comparable companies in the financial industry. Meridian considered individual compensation elements, as well as the total compensation package, and assessed the relationship of pay to performance.

In performing this analysis, Meridian used a peer group of financial institutions, which was reviewed and approved by the Committee. The peer group included institutions of generally similar asset size and, to the extent possible, organizations with significant other operating segments. At the time the peer group was selected, our Company was positioned at the 55th percentile of the peer group in terms of total assets, with asset size ranging from $3.2 billion to $13.1 billion (approximately one-half to two times the size of our Company). The peer group used in the report presented for consideration in the determination of 2014 pay consisted of the following financial institutions:

1st Source Corporation	BancFirst Corporation	Banner Corporation
Capital Bank Financial Corp.	Community Trust Bancorp, Inc.	First Financial Bankshares, Inc.
First Financial Holdings, Inc.	First Midwest Bancorp, Inc.	IBERIABANK Corporation
International Banchares Corp.	MB Financial, Inc.	Old National Bancorp
Park National Corporation	Pinnacle Financial Partners, Inc.	Texas Capital Bancshares, Inc.
Southside Bancshares, Inc.	Sterling Financial Corporation	Westamerica Bancorporation
Trustmark Corporation	Umpqua Holdings Corporation

Because a peer group analysis is limited to those positions for which compensation information is disclosed publicly, these studies typically include only the five most highly compensated officers at each company. Therefore, the compensation consultant also relied on published compensation surveys to supplement information for these positions, as well as to provide the basis for analysis for other executives. Similar asset and scope comparisons were used for that benchmarking analysis.

In late 2014, Meridian, at the direction of the Committee, re-evaluated the members of the Company’s peer group given the pending acquisition of SWS.  As a result, Meridian developed a new peer group for the Company, which was reviewed and approved by the Committee.  That new peer group was used to ensure that compensation program developed for 2015 was in the desired benchmark range, as well as competitive.

Elements of our Executive Compensation Program

Overall, our executive compensation program is designed to be consistent with the objectives and principles set forth in this discussion.  The basic elements of our executive compensation program are summarized below, followed by a more detailed discussion of the programs.

Our compensation policies and programs are considered by the Committee in a total rewards framework, considering both “pay”—base salary, annual incentive compensation and long-term incentive compensation; and “benefits”—benefits, perquisites and executive benefits and other compensation.  Our executive compensation program consists primarily of the following components:

Compensation Component	Purpose

Base Salary	Fixed component of pay intended to compensate the individual fairly for the responsibility level of the position held.

Annual Incentive Awards	Variable component of pay intended to motivate and reward the individual’s contribution to achieving our short-term/annual objectives.

Long-term Incentive Awards	Variable component of pay intended to motivate and reward the individual’s contribution to achieving our long-term objectives.

Benefits and Perquisites	Fixed component of pay intended to provide an economic benefit to us in attracting and retaining executive talent.

Base Salary

We provide base salaries for each named executive officer, commensurate with the services each provides to us, because we believe a portion of total direct compensation should be provided in a form that is fixed and liquid.  In reviewing base salaries, the Committee evaluated the salaries of other named executive officers of the Company and its peers and any increased level of responsibility, among other items.  As a result of that analysis, the Committee determined to increase the annual salaries of Messrs. Ford and Parmenter for 2015.  With respect to the other named executive officers of the Company, the Committee determined to maintain the current salary for 2015, as they were found to be competitive with the Company’s peers.  The following are the base salaries for the named executive officers in 2014 and 2015:

	Base Salary
Name	2014	2015		$ Change

Jeremy B. Ford	$550,000	$700,000		$150,000
Darren E. Parmenter	$330,000	$335,000		$5,000
Alan B. White	$1,350,000	$1,350,000	(a)	$—
James R. Huffines	$690,000	$690,000		$—
Todd L. Salmans	$750,000	$750,000		$—

(a)          Mr. White’s base salary is set forth in his retention agreement, which became effective upon the closing of the acquisition of PlainsCapital.

Annual Incentive Awards

Our named executive officers and other employees are eligible to receive annual cash incentive awards based upon our financial performance and other factors, including individual performance.  The Committee believes that this element of compensation is important to focus management efforts on, and provide rewards for, annual financial and strategic results that are aligned with creating value for our stockholders.

Target incentive awards are defined at the start of the year in consideration of market data provided by the Committee’s consultant, each executive’s total compensation package and the entity’s budgetary considerations.  Targets for 2014 were adjusted slightly lower than 2013 in consideration of these factors; however, the percentage payout as a percentage of salary also was reduced accordingly.

Each executive officer had defined performance objectives during 2014 based upon measurable performance of both the individual and our Company.  Annual Incentive Plan awards are subject to claw back for improper risk management and non-compliance with applicable laws and regulations.  This component of the compensation program is pre-determined at the outset of the year and based upon measurable criteria.

The Committee, in its sole discretion, determines the amount of each participant’s award based on attainment of the applicable performance goals and assessments of individual performance.  For 2014, the applicable performance goals were among the following:

·                  Consolidated financial results for Hilltop for named executive officers employed by Hilltop;

·                  Consolidated financial results of PlainsCapital for employees of PlainsCapital and its subsidiaries;

·                  Financial results of lines of business for business heads; and

·                  Pre-determined individual objectives.

Additionally, a forfeiture of up to 15% of any available Annual Incentive Plan award can occur in the event that any improper risk management or non-compliance with applicable laws or regulations is identified.

Each element of the annual cash incentive award is independent of the other.  Accordingly, the executive officer may achieve certain performance goals, while at the same time failing to achieve others.  In that case, the executive officer will be entitled to receive the award for the performance goal achieved, but not an award for a performance goal for which threshold performance is not achieved.   As a result of this change from 2013, the maximum amount was reduced to 125% of the target award amounts.  Threshold awards were set at 60% of target.  Between the threshold and target amounts, a range of the potential annual cash incentive award is defined. Our 2014 goals were intended to be realistic and reasonable but challenging in order to drive performance. The Committee and management believe that by using these metrics we are encouraging profitable top line growth and value for stockholders. For 2014 and 2015, the Committee set Annual Incentive Plan compensation target payments for named executive officers as follows:

	Annual Incentive Target as a Percent of Annual Base Salary for Calendar Year
Name	2015	2014

Jeremy B. Ford	86%	77%
Darren E. Parmenter	70%	61%
Alan B. White (a)	100%	100%
James R. Huffines	80%	80%
Todd L. Salmans	100%	100%

(a)          Determined pursuant to Mr. White’s retention agreement for the achievement of earnings threshold.

Based upon evaluation of their respective performance in 2014, together with operations of the Company, the Committee determined the Annual Incentive Plan bonuses for 2014 as follows for the following named executive officers.

	2014 Annual Incentive Target		2014 Annual Incentive Payout
Name	Amount ($)	% of Base Salary	Amount ($)	% of Target

Jeremy B. Ford	425,000	77%	600,000	141%
Darren E. Parmenter	200,000	61%	325,000	163%
Alan B. White (a)	1,350,000	100%	1,350,000	100%
James R. Huffines	550,000	80%	555,000	101%
Todd L. Salmans	750,000	100%	500,000	67%

(a)         Determined pursuant to Mr. White’s retention agreement for the achievement of earnings threshold.

In determining such bonus amounts, the Committee exercised its discretion under the Annual Incentive Plan to increase the amounts paid to each of Jeremy B. Ford and Darren E. Parmenter above the amounts payable pursuant to the performance criteria. The increases in the Annual Incentive Plan payment for Mr. Ford were in recognition of his efforts in connection with the negotiation and consummation of the SWS merger and the integration of the operations acquired in the FNB acquisition. The Committee increased Mr. Parmenter’s payment in recognition of the work he performed at NLC, which led to NLC’s best annual operating results since its founding.  The Committee also awarded discretionary bonuses to Todd L. Salmans during 2014 in the amount of $240,000 for cost savings implemented at PrimeLending and $260,000 as an enticement to sign his employment agreement.

See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Annual Incentive Plan” for more information on possible future payments to the named executive officers.

Long-Term Incentive Awards

As described above, we believe that a portion of each named executive officer’s compensation should be tied to the performance of our stock price, aligning the officer’s interest with that of our stockholders.  In this regard, our long-term incentive compensation for 2014 was delivered in the form of restricted stock units, the value of which is ultimately dependent upon the performance of our stock price.  Further discussion of the 2012 Equity Incentive Plan pursuant to which such restricted stock units were awarded is found after the “Grants of Plan-Based Awards” section below.

Mr. Ford has an award outstanding under the 2003 Equity Incentive Plan. However, with the adoption of the 2012 Equity Incentive Plan, all 2013 equity-based awards, including the named executive officers, have since been made pursuant to the 2012 Equity Incentive Plan.  All equity-based awards made to the named executive officers are approved by the Committee and not pursuant to delegated authority.

In 2014, long-term incentive awards were made in consideration of each executive’s role, competitive market practice, and performance.  Grants were made in the form of restricted stock units on February 24, 2014, to the following named executive officers as set forth below:

Name	Time-Based RSUs Awarded	Performance-Based RSUs Awarded (at Target)	Total RSUs Awarded
Jeremy B. Ford	12,696	12,696	25,392
Darren E. Parmenter	3,703	3,703	7,406
Alan B. White	14,812	14,811	29,623
James R. Huffines	8,887	8,887	17,774
Todd L. Salmans	7,406	7,406	14,812

On February 24, 2015, restricted stock units were granted to the named executive officers as set forth below:

Name	Time-Based RSUs Awarded	Performance-Based RSUs Awarded (at Target)	Total RSUs Awarded
Jeremy B. Ford	18,004	18,004	36,008
Darren E. Parmenter	4,501	4,501	9,002
Alan B. White	18,004	18,004	36,008
James R. Huffines	10,803	10,802	21,605
Todd L. Salmans	9,002	9,002	18,004

Perquisites and Other Benefits

We provide a limited number of perquisites and other benefits to our named executive officers at Hilltop.  The only perquisite currently offered to both named executive officers employed directly by Hilltop is $150 per month to be applied to a gym membership to promote wellness.  In addition, Mr. Jeremy B. Ford is provided access to company aircraft.  With respect to named executive officers employed by PlainsCapital and its subsidiaries, those entities provide them with a monthly car allowance and reimbursement for country club membership dues.  In addition, Mr. White is provided access to company aircraft and bank-owned life insurance.  Otherwise, generally, our named executive officers receive only medical benefits, life insurance and long-term disability coverage, as well as supplemental contributions to the Company’s 401(k) program, on the same terms and conditions as available to all employees of that entity.

Severance and Other Post-Termination Compensation

On November 30, 2014, employment agreements with Messrs. Huffines and Salmans expired.  Accordingly, on December 4, 2014, we entered into new employment agreements with Messrs. Huffines and Salmans.  A description of these new employment agreements and the post-contractual benefits provided thereunder is discussed in further detail under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Contracts and Incentive Plans-Employment Contracts” and “Potential Payments Upon Termination or Change-in-Control” below

For named executive officers employed directly by Hilltop, other than change in control provisions in our 2012 Equity Incentive Plan, we do not currently maintain any severance or change in control programs.  We, however, have historically paid severance, the amount of which is generally determined both by length of tenure and level of compensation, when termination occurs other than for cause and pursuant to which certain benefits may be provided to the named executive officers.  Absent the negotiation of specific agreements with the named executive officers, severance benefits would be provided on the same basis as provided to other employees of the Company.

In connection with acquisition of PlainsCapital, we entered into a retention agreement with Mr. White.  The summary of the severance terms for this retention agreement is set forth below:

White Retention Agreement

Pursuant to his retention agreement, Mr. White is entitled to the following:

(1)         $6,430,890, including interest thereon from November 30, 2012, in full satisfaction of Mr. White’s rights under Section 6 (Termination Upon Change in Control) of his previous employment agreement with PlainsCapital Corporation, dated January 1, 2009, payable in a cash lump-sum upon any termination of his employment; and

(2)         upon termination of his employment by us other than for cause or death or disability, or after non-renewal, cash severance of (i) the sum of Mr. White’s annual base salary and the average of the annual bonus amounts paid to him for the three most recently completed fiscal years ending immediately prior to the date of termination, multiplied by (ii) the greater of (A) two, and (B) the number of full and partial years from the date of termination through the end of the applicable employment period under the retention agreement. Such severance is payable over the “severance period,” which is the greater of two years from the date of termination and the number of full and partial years from the date of termination through the end of the applicable employment period under the retention agreement.

The foregoing cash amounts in subparagraph (1) represent “modified single trigger” benefits, payable assuming the termination of employment for any reason, and the foregoing cash amounts in subparagraph (2) represent “double trigger” benefits, payable assuming a qualifying termination of employment. With respect to the amounts described in subparagraph (1) that are paid in full satisfaction of Section 6 of Mr. White’s previous employment agreement with PlainsCapital, such amounts are payable upon any termination of employment at any time, subject to any delay required by Section 409A of the Internal Revenue Code and the execution of a release of claims. The cash severance amounts described in subparagraph (2) are payable upon a termination of employment other than for cause, death or disability or a termination due to non-renewal by Hilltop, subject to any delay required by Section 409A of the Internal Revenue Code and the execution of a release of claims.

Huffines and Salmans Employment Agreements

Pursuant to the employment agreements of Messrs. Huffines and Salmans, upon termination of their employment by us other than for cause, they are entitled to a lump-sum cash payment equal to the sum of (i) his annual base salary rate immediately prior to the effective date of such termination, and (ii) an amount equal to the annual incentive cash bonus paid to him in respect of the calendar year immediately preceding the year of the termination. If his employment is terminated without “Cause” within the twelve months immediately following, or the six months immediately preceding, a “Change in Control,” he will be entitled to receive a lump-sum cash payment equal to two times the sum of (A) his annual base salary rate immediately prior to the effective date of such termination and (B) an amount equal to the annual incentive cash bonus paid to him in respect of the calendar year immediately preceding the year of the termination. The immediately foregoing cash amount represents a “double trigger” benefit.

Further discussion of the agreements with Messrs. White, Huffines and Salmans and payments made pursuant thereto may be found under the headings “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “Potential Payments Upon Termination or Change-in-Control” below.

Incentive Plans

The 2012 Equity Incentive Plan, under which we have granted awards to the named executive officers, contains specific termination and change in control provisions.  We determined to include a change in control provision in the plan to be competitive with what we believe to be the standards for the treatment of equity upon a change in control for similar companies and so that employees who remain after a change in control would be treated the same with regard to equity as the general stockholders who could sell or otherwise transfer their equity upon a change in control.  Under the terms of the 2012 Equity Incentive Plan, if a change in control (as defined below in the discussion of the plan) were to occur, all awards then outstanding would become vested and/or exercisable and any applicable performance goals with respect thereto would be deemed to be fully achieved.  Further discussion of the change in control payments made pursuant to the 2012 Equity Incentive Plan may be found in the “Potential Payments Upon Termination or Change-in-Control” section below.

The Annual Incentive Plan, pursuant to which annual incentive bonuses are awarded, does not contain specific change in control provisions.  Accordingly, the Committee, in its discretion, may determine what constitutes a change in control and what effects such an event may have any awards made pursuant to such plan.

Risk Considerations in Our Compensation Program

We do not believe that our compensation policies and practices for 2014 give rise to risks that are reasonably likely to have a material adverse effect on our Company.  In reaching this conclusion for 2014, we considered the following factors:

·                  Base salary is fixed and the only compensation components that are variable are the annual bonuses and restricted stock units awarded to named executive officers, which, other than the annual bonus with respect to Mr. White, were awarded based upon attainment of a pre-determined level of earnings.

·                  Annual Incentive Plan payments to the remaining named executive officers were determined or approved following the substantial completion of the audit of the Company’s financial statements by the Company’s independent registered public accounting firm.  Thus, the Committee had ample knowledge of the financial condition and results of the Company, as well as reports of other committees of the Board of Directors, upon which to base any decisions.

·                  We have a balanced program that includes multiple performance goals, rewards short and multi-year performance, pays in cash and equity and provides a meaningful portion of pay in stock which is tied to our performance long-term.

·                  The Annual Incentive Plan awards are subject to claw-back and adjustments for improper risk and significant compliance issues.

·                  Each year the Committee reviews all compensation programs to ensure existing programs are not reasonably likely to have a material adverse effect on the Company.

Other Programs and Policies

Stock Ownership Requirements

In February 2014, the Committee recommended, and the Board of Directors adopted, a stock ownership policy applicable to our executive officers and directors.  Within five years of the later of appointment or the date the policy was adopted, executive officers are required to achieve ownership of a defined market value of Company common stock equal to a minimum number of equity or equity-based securities as follows:

·                  Six times annual base salary for the Chief Executive Officer; and

·                  Three times annual base salary for the other executive officers.

Under this policy, directors are expected to own shares with a value greater than five times their annual retainer for serving on the Board of Directors of the Company.  Our director compensation program permits directors to elect to receive their director compensation in cash, Company common stock or a combination of cash and Company common stock.

In calculating equity ownership for purposes of this requirement, we will include all shares beneficially owned by an individual, such as shares owned by an individual in the Company’s benefit plans (e.g., 401(k)), shares of restricted stock and shares with respect to which an individual has voting or investment power.  Shares underlying unexercised stock options are excluded when determining ownership for these purposes.

Executive officers are expected to hold 50% of any net shares received through compensatory equity based grants until the ownership guidelines are achieved. Once such officer achieves the ownership requirement, he or she is no longer restricted by the holding requirement; provided his or her total stock ownership level does not fall below the ownership guidelines.

In addition, all awards of restricted stock units granted in February 2014 and thereafter to named executive officers are, subject to certain exceptions, required to be held for one year after vesting.

Clawback Policy

Our compensation program also includes a claw-back from any annual cash incentive award for improper risk and significant compliance issues. Annual Incentive Plan awards are subject to any clawback, recoupment or forfeiture provisions (i) required by law or regulation and applicable to Hilltop or its subsidiaries or (ii) set forth in any policies adopted or maintained by Hilltop or any of its subsidiaries.

Tax Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) imposes a $1.0 million limit on the tax-deductibility of compensation paid to our five most highly paid executives, which includes the named executive officers.  Exceptions are provided for compensation that is “performance-based” and paid pursuant to a plan meeting certain requirements of Section 162(m) of the Code.  The Committee has carefully considered the implications of Section 162(m) of the Code and believes that tax deductibility of compensation is an important consideration.  Accordingly, where possible and considered appropriate, the Committee strives to preserve corporate tax deductions.  The Committee, however, reserves the flexibility, where appropriate, to approve compensation arrangements that may not be tax deductible to the Company, such as base salary and awards of time-based restricted stock units.  The Committee will continue to review the Company’s executive compensation practices to determine if other elements of executive compensation constitute “qualified performance-based compensation” under Section 162(m) of the Code.

Trading Controls and Hedging, Short Sale and Pledging Policies

Executive officers, including the named executive officers, are required to receive the permission of the General Counsel prior to entering into any transactions in our securities, including gifts, grants and those involving derivatives. Generally, trading is permitted only during announced trading periods.  Employees who are subject to trading restrictions, including the named executive officers, may enter into a trading plan under Rule 10b5-1 of the Exchange Act. These trading plans may be entered into only during an open trading period and must be approved by the General Counsel. We require trading plans to include a waiting period and the trading plans may not be amended during their term. The named executive officer bears full responsibility if he or she violates our policy by permitting shares to be bought or sold without pre-approval or when trading is restricted.

Executive officers are prohibited from entering into hedging and short sale transactions and are subject to restrictions on pledging our securities.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Hilltop Holdings Inc. has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement.  Based on its review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement.

The foregoing report has been submitted by the following members of the Compensation Committee:

Haag Sherman (Chairman)	Rhodes Bobbitt	W. Joris Brinkerhoff

William T. Hill, Jr.	Andrew Littlefair

Executive Compensation

The following tables set forth information concerning the compensation earned for services performed during 2014, 2013 and 2012 by the named executive officers, who were either serving in such capacities on December 31, 2014, or during 2014, or are reportable pursuant to applicable SEC regulations.

Summary Compensation Table

Fiscal Years 2014, 2013, and 2012

Name and principal position	Year	Salary ($)		Bonus (a) ($)	Stock Awards (i) ($)	Option awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)		Total ($)

Jeremy B. Ford	2014	537,500	(b)	—	600,013	—	600,000	—	23,028	(f)	1,760,541
President and	2013	466,667	(c)	—	397,500	—	500,000	—	1,800	(g)	1,365,967
Chief Executive Officer	2012	400,000		300,000	—	—	—	—			700,000

Darren Parmenter	2014	322,500	(b)	—	175,004	—	325,000	—	3,318	(f)	825,822
Executive Vice President and	2013	296,667	(c)	—	66,250	—	200,000	—	1,800	(g)	564,717
Principal Financial Officer	2012	290,000	(d)	100,000	—	—	—	—			390,000

Alan B. White	2014	1,350,000		1,350,000	699,991	—	—	29,129	106,142	(f)	3,535,263
Chief Executive Officer of	2013	1,350,000		1,350,000	662,500	—	—	28,950	132,877	(g)	3,524,327
PlainsCapital Corporation	2012	112,500	(e)	1,350,000	—	—	—	6,431,982	1,716	(h)	7,896,198

James R. Huffines	2014	690,000		—	420,000	—	555,000	—	41,433	(f)	1,706,433
President and Chief Operating Officer of	2013	690,000		—	397,500	—	555,000	—	41,564	(g)	1,684,064
PlainsCapital Corporation	2012	57,500	(e)	600,000	—	—	—	—	3,133	(h)	660,633

Todd L. Salmans	2014	750,000		500,000	350,008	—	500,000	—	34,967	(f)	2,134,974
Chief Executive Officer of	2013	750,000		—	331,250	—	—	—	31,906	(g)	1,113,156
PrimeLending	2012	62,500	(e)	900,000	—	—	—	—	2,998	(h)	965,498

(a) Represents bonuses paid for services during 2014, 2013, and 2012, as applicable.

(b) Reflects increase in annual salary effective on April 1, 2014.

(c) Reflects increase in annual salary effective on April 1, 2013.

(d) Reflects increase in annual salary effective on April 1, 2012.

(e) Represents annual salaries (Mr. White - $1,350,000; Mr. Huffines - $690,000; Mr. Salmans - $750,000) prorated for service from December 1, 2012 to December 31, 2012.

(f) Includes, as applicable, group life insurance premiums, auto allowance, and gym and club expenses paid during 2014,  use of a company car, use of the company aircraft, and cash incentive payments.  The table following these footnotes is a breakdown of all other compensation included in the “Summary Compensation Table” for the named executive officers.

(g) Includes, as applicable, group life insurance premiums, auto allowance, and gym and club expenses paid during 2013,  use of a company car, use of the company aircraft, and cash incentive payments.  The table following these footnotes is a breakdown of all other compensation included in the “Summary Compensation Table” for the named executive officers.

(h) Includes, as applicable, group life insurance premiums, auto allowance, and club expenses paid during December 2012, Employee Stock Ownership Plan contributions made by employer for December 2012, use of a company car during December 2012, and use of the company aircraft.

(i) Reflects the grant date fair value calculated in accordance with FASB Accounting Standards Codification Topic 718 (“ASC Topic 718”).

All Other Compensation

Name	Year	Perquisites and Personal Benefits (1)	Gross-Ups or Other Amounts Reimbursed for the Payment of Taxes	Company Contributions to Defined Contribution Plans	Insurance Policies (2)	Director Fees	Total All Other Compensation

Jeremy B. Ford	2014	22,248	—	—	780	—	23,028
	2013	1,800	—	—	—	—	1,800
	2012	—	—	—	—	—	—

Darren Parmenter	2014	1,800	—	—	1,518	—	3,318
	2013	1,800	—	—	—	—	1,800
	2012	—	—	—	—	—	—

Alan B. White	2014	96,236	—	—	9,906	—	106,142
	2013	127,729	—	—	5,148	—	132,877
	2012	429	1,287	—	—	—	1,716

James R. Huffines	2014	36,285	—	—	5,148	—	41,433
	2013	36,416	—	—	5,148	—	41,564
	2012	2,704	—	—	429	—	3,133

Todd L. Salmans	2014	25,061	—	—	9,906	—	34,967
	2013	22,000	—	—	9,906	—	31,906
	2012	2,569	—	—	429	—	2,998

(1) Year 2014: For Mr. Ford, reflects $1,800 gym allowance and personal use of company airplane ($20,448).  For Mr. Parmenter, reflects $1,800 gym membership allowance.  For Mr. White, reflects car allowance of $36,000, club expenses totaling $33,768, and the personal use of company airplane ($24,617), and personal use of company automobile ($1,852).  For Mr. Huffines, includes a car allowance of $24,000 and club expenses totaling $12,285.  For Mr. Salmans, includes a car allowance of $12,000, club expenses totaling $10,000.00, and cash incentives totaling $3,061.   Personal use of company aircraft is calculated on a per mile basis utitlizing SIFL rates published by the IRS.

(2) Reflects group term life insurance premiums paid during 2014, 2013, and 2012, as applicable.

Grants of Plan-Based Awards

Grants of Plan-Based Awards Table

Fiscal Year 2014

		Estimated future payouts under non-equity plan awards (b)						All other stock awards: number of sharesof	Grant Date fair value of stock
Name	Grant Date (a)	Threshold ($)		Target ($)		Maximum ($)		stock or units (#)	and option awards (c) ($)

Jeremy B. Ford	02/24/2014							25,392	600,013
President and Chief Executive Officer	03/11/2014	212,500		425,000		637,500

Darren Parmenter	02/24/2014							7,406	175,004
Executive Vice President and Principal Financial Officer	03/11/2014	100,000		200,000		300,000

Alan B. White	02/24/2014							29,623	699,991
Chief Executive Officer of PlainsCapital Corporation	03/11/2014	1,350,000	(d)	1,350,000	(d)	1,350,000	(d)

James R. Huffines	02/24/2014							17,774	420,000
President and Chief Operating Officer of PlainsCapital Corporation	03/11/2014	275,000		550,000		825,000

Todd L. Salmans	02/24/2014							14,812	350,008
Chief Executive Officer of PrimeLending	03/11/2014	375,000		750,000		1,125,000

(a) Represents the effective date of grant of restricted stock under the 2014 Long-Term Incentive Plan and payment of annual cash incentive awards under the Annual Incentive Plan.

(b) Represent the value of potential payments under the Annual Incentive Plan to the named executive officers based on 2014 performance. Management incentive award amounts shown above represent potential awards that may have been earned based on performance during 2014. The actual Annual Incentive Plan awards earned for 2014 are reported in the “Summary Compensation Table” above. For more information regarding the Annual Incentive Plan, see below and also refer to “Compensation Discussion and Analysis” in this Proxy Statement.

(c) Represents the ASC Topic 718 expenses recognized for restricted stock units granted in 2014. For more information regarding outstanding awards held by the named executive officer, refer to section “Outstanding Equity Awards at Fiscal Year-End” below.

(d) Represents the amount Mr. White would be entitled to under his retention agreement.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Contracts and Incentive Plans

Set forth below is a summary of our retention agreement with Mr. White and our employment agreements with Messrs. Huffines and Salmans. We do not have employment agreements with Messrs. Jeremy B. Ford or Darren E. Parmenter. Also set forth below is a description of our incentive plans, pursuant to which the awards included in the “Outstanding Equity Awards at Fiscal Year-End Table” below were made to our named executive officers. The Compensation Committee believes that the arrangements described below serve our interests and the interests of our stockholders because they help secure the continued employment and dedication of our named executive officers prior to or following a change in control, without concern for their own continued employment.

Employment Contracts

Mr. White

On November 30, 2012, in connection with our acquisition of PlainsCapital, we entered into a retention agreement with Mr. White. The term of the retention agreement is three years, with automatic one-year renewals at the end of the second year of the agreement and each anniversary thereof unless notice has been given otherwise. Pursuant to the agreement, Mr. White’s annual base salary is $1,350,000. He is also entitled to an annual bonus that varies based upon the performance of PlainsCapital. If PlainsCapital’s annual net income is less than or equal to $70,000,000 but greater than $15,000,000, Mr. White is entitled to a bonus equal to the average of his annual bonus in the prior three calendar years.  If PlainsCapital’s annual net income exceeds $70,000,000, he is entitled to a bonus equal to 100% of his annual base salary. Additionally, in accordance with the agreement, Mr. White is entitled to participate in all of the Company’s employee benefit plans and programs. Further, the agreement provides that the

Company will provide Mr. White with the use of a corporate aircraft and an automobile allowance, each at the same level that such benefits were available to Mr. White immediately prior to our acquisition of PlainsCapital. He continues to have bank-owned life insurance and access to the country club that was available to him through PlainsCapital’s membership prior to our acquisition of PlainsCapital. For a description of compensation and benefits to which Mr. White is entitled in the event of his termination or a change in control, see “Potential Payments Upon Termination or Change-in-Control” below.

Mr. Huffines

On December 4, 2014, we entered into an employment agreement with Mr. Huffines, pursuant to which Mr. Huffines will continue to serve as President and Chief Operating Officer of PlainsCapital. Mr. Huffines’s previous employment agreement expired on November 30, 2014 in accordance with its terms. The employment agreement with Mr. Huffines has a three-year term and provides that Mr. Huffines is entitled to an annual base salary of $690,000 and is eligible to participate in (1) an annual incentive bonus program adopted by the Compensation Committee and (2) any long-term incentive award programs adopted by the Compensation Committee. Mr. Huffines is also entitled to participate in the employee benefit programs generally available to employees of the Company.  The agreement also includes, among other things, customary non-competition, non-solicitation and confidentiality provisions.  For a description of compensation and benefits to which Mr. Huffines is entitled in the event of his termination or a change in control, see “Potential Payments Upon Termination or Change-in-Control” below.

Mr. Salmans

On December 4, 2014, we entered into an employment agreement with Mr. Salmans, pursuant to which Mr. Salmans will continue to serve as Chief Executive Officer of PrimeLending. Mr. Salmans’s previous employment agreement expired on November 30, 2014 in accordance with its terms. The employment agreement with Mr. Salmans has a three-year term and provides that Mr. Salmans is entitled to an annual base salary of $750,000 and is eligible to participate in (1) an annual incentive bonus program adopted by the Compensation Committee and (2) any long-term incentive award programs adopted by the Compensation Committee. Mr. Salmans is also entitled to participate in the employee benefit programs generally available to employees of the Company.  Additionally, the agreement provided for a cash bonus of $260,000, which was paid to Mr. Salmans upon execution of the agreement.  The agreement also includes, among other things, customary non-competition, non-solicitation and confidentiality provisions.  For a description of compensation and benefits to which Mr. Salmans is entitled in the event of his termination or a change in control, see “Potential Payments Upon Termination or Change-in-Control” below.

Equity Incentive Plans

On December 23, 2003, we adopted the 2003 Equity Incentive Plan, which provides for the grant of equity-based awards, including restricted shares of our common stock, stock options, grants of shares and other equity-based incentives, to our directors, officers and other employees and certain of our subsidiaries selected by our Compensation Committee. At inception, 1,992,387 shares were authorized for issuance pursuant to this plan. All shares granted and outstanding pursuant to the plan, whether vested or unvested, are entitled to receive dividends and to vote, unless forfeited. No participant in our 2003 Equity Incentive Plan may be granted awards in any fiscal year representing more than 500,000 shares of our common stock.

On September 20, 2012, our stockholders approved the 2012 Equity Incentive Plan, and as a result, we may no longer grant awards pursuant to the 2003 Equity Incentive Plan. However, all awards that were previously granted and outstanding under the 2003 Equity Incentive Plan will remain in full force and effect according to their respective terms and dividend equivalents may continue to be issued in respect of awards that were outstanding thereunder as of September 20, 2012.

The 2012 Equity Incentive Plan provides for the grant of equity-based awards, including restricted shares of our common stock, restricted stock units, stock options, grants of shares, stock appreciation rights (SARs) and other equity-based incentives, to our directors, officers and other employees and those of our subsidiaries selected by our Compensation Committee. At inception, 4,000,000 shares were authorized for issuance pursuant to this plan. All shares granted and outstanding pursuant to this plan, whether vested or unvested, are entitled to receive dividends and to vote, unless forfeited. No participant in our 2012 Equity Incentive Plan may be granted performance-based equity awards in any fiscal year representing more than 500,000 shares of our common stock or stock options or SARs representing in excess of 750,000 shares of our common stock. The maximum number of shares underlying incentive stock options granted under this plan may not exceed 2,000,000.

The 2003 Equity Incentive Plan and the 2012 Equity Incentive Plan are administered by our Compensation Committee, which has the discretion to, among other things, determine the persons to whom awards will be granted, the number of shares of our common stock to be subject to awards and the other terms and conditions of the awards. The Compensation Committee also has authority to establish performance goals for purposes of determining cash bonuses to be paid under the incentive plans. Such performance goals may be applied to our Company as a whole, any of our subsidiaries or affiliates, and/or any of our divisions or strategic business units, and may be used to evaluate performance relative to a market index or a group of other companies. Further, the Compensation Committee has the authority to adjust the performance goals in recognition of unusual or non-recurring events. The 2003 Equity Incentive Plan and the 2012 Equity Incentive Plan each provide that in no event will the Compensation Committee be authorized to re-price stock options, or to lower the base or exercise price of any other award granted under such plan, without obtaining the approval of our stockholders.

Stock options granted under the 2003 Equity Incentive Plan and the 2012 Equity Incentive Plan may be either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code, or nonqualified stock options. Generally, holders of restricted stock will be entitled to vote and receive dividends on their restricted shares, but our Compensation Committee may determine, in its discretion, whether dividends paid while the shares are subject to restrictions may be reinvested in additional shares of restricted stock. Except as otherwise permitted by our Compensation Committee, awards granted under the 2003 Equity Incentive Plan and the 2012 Equity Incentive Plan will be transferable only by will or through the laws of descent and distribution, and each stock option will be exercisable during the participant’s lifetime only by the participant or, upon the participant’s death, by his or her estate. Director compensation paid in the form of our common stock, whether at our or the director’s election, is issued through the 2012 Equity Incentive Plan.

Annual Incentive Plan

On September 20, 2012, our stockholders approved the Annual Incentive Plan, which provides for a cash bonus to key employees of Hilltop and our subsidiaries who are selected by the Compensation Committee for participation in the plan.  The Annual Incentive Plan is intended to permit the payment of amounts that constitute “performance-based compensation” under Section 162(m) of the Internal Revenue Code and is designed to reward executives whose performance during the fiscal year enabled Hilltop to achieve favorable business results and to assist Hilltop in attracting and retaining executives. A participant may receive a cash bonus under the Annual Incentive Plan based on the attainment, during each performance period, of performance objectives in support of our business strategy that are established by our Compensation Committee.  These performance objectives may be based on one or more of the following criteria:

·                  stock price

·                  earnings (including earnings before interest, taxes, depreciation and amortization)

·                  earnings per share (whether on pre-tax, after-tax, operations or other basis)

·                  operating earnings

·                  total return to shareholders

·                  ratio of debt to debt plus equity

·                  net borrowing

·                  credit quality or debt ratings

·                  return on assets or operating assets

·                  asset quality

·                  net interest margin

·                  loan portfolio growth

·                  efficiency ratio

·                  deposit portfolio growth

·                  liquidity

·                  market share

·                  objective customer service measures or indices

·                  shareholder value added

·                  embedded value added

·                  loss ratio

·                  expense ratio

·                  combined ratio

·                  premiums

·                  premium growth

·                  investment income

·                  pre- or after-tax income

·                  net income

·                  cash flow (before or after dividends)

·                  expense or expense levels

·                  economic value added

·                  cash flow per share (before or after dividends)

·                  free cash flow

·                  gross margin

·                  risk-based capital

·                  revenues

·                  revenue growth

·                  sales growth

·                  return on capital (including return on total capital or return on invested capital)

·                  capital expenditures

·                  cash flow return on investment

·                  cost

·                  cost control

·                  gross profit

·                  operating profit

·                  economic profit

·                  profit before tax

·                  net profit

·                  cash generation

·                  unit volume

·                  sales

·                  net asset value per share

·                  asset quality

·                  cost saving levels

·                  market-spending efficiency

·                  core non-interest income

·                  change in working capital

The performance objectives may be applied with respect to Hilltop or any one or more of our subsidiaries, divisions, business units or business segments and may be applied to performance relative to a market index or a group of other companies.  The Compensation Committee may adjust the performance goals applicable to any awards to reflect any unusual or non-recurring events.

Participation in the Annual Incentive Plan does not guarantee the payment of an award.  All awards payable pursuant to the Annual Incentive Plan are discretionary and subject to approval by our Compensation Committee.  After the performance period ends, the Compensation Committee will determine the payment amount of individual awards based on the achievement of the performance objectives.  No participant in the Annual Incentive Plan may receive an award that exceeds $10,000,000 per year.  Except as otherwise provided in a participant’s employment or other individual agreement, the payment of a cash bonus to a participant for a performance period will be conditioned upon the participant’s active employment on the date that the final awards are approved by the Compensation Committee.  We may amend or terminate the Annual Incentive Plan at any time.

Outstanding Equity Awards at Fiscal Year End

The following tables presents information pertaining to all outstanding equity awards held by the named executive officers as of December 31, 2014.

Outstanding Equity Awards at Fiscal Year End Table

Fiscal Year 2014

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($) (b)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Jeremy B. Ford	400,000	(a)	100,000	(a)	7.70	11/02/2016	55,392	1,105,070	—	—

Darren Parmenter	—		—		—	—	12,406	247,500	—	—

Alan B. White	—		—		—	—	79,623	1,588,479	—	—

James R. Huffines	—		—		—	—	47,774	953,091	—	—

Todd L. Salmans	—		—		—	—	39,812	794,249	—	—

(a) These stock options vest in five equal installments on each of November 2, 2011, 2012, 2013, 2014, and 2015.

(b) Represents the exercise price of stock options held by Mr. Jeremy B. Ford, which is the average of the high and low sales prices of Hilltop common stock on the date of grant of the stock option.

(c) Based upon the closing price of Company common stock on December 31, 2014.

Option Exercises and Stock Vested in 2014

During the fiscal year ended December 31, 2014, none of our named executive officers exercised any options to purchase shares of common stock or held any outstanding awards of restricted stock, restricted stock units or similar instruments that vested.

Non-Qualified Deferred Compensation

The following table shows the non-qualified deferred compensation activity for our named executive officers during the fiscal year ended December 31, 2014.

Non-Qualified Deferred Compensation Table

Fiscal Year 2014

Name	Executive contributions in the last fiscal year ($)	Registrant contributions in last fiscal year ($) (1)	Aggregate earnings in last fiscal year ($) (1)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last fiscal year end ($)

Jeremy B. Ford	—	—	—	—	—

Darren Parmenter	—	—	—	—	—

Alan B. White	—	—	29,129	—	6,491,405

James R. Huffines	—	—	—	—	—

Todd L. Salmans		—	—	—	—

(1) All amounts reported as registrant contributions in last fiscal year and aggregate earnings in last fiscal year are reported as compensation in the last completed fiscal year in the Summary Compensation Table.  Interest earned on 2012 deferred compensation contributions of $6,430,890 for Mr. White.

In connection with acquisition of PlainsCapital, we entered into a retention agreement with Mr. White. Pursuant to this agreement, we agreed to contribute an amount in cash equal to $6,430,890 as deferred compensation to Mr. White in satisfaction of his rights under Section 6 (Termination Upon Change of Control) of his previous employment agreement with PlainsCapital.  Such amount accrues interest at the prevailing money market rate and is payable to Mr. White on the 55th day following termination of his employment.

Potential Payments Upon Termination or Change-in-Control

The 2012 Equity Incentive Plan, under which we have granted awards to the named executive officers, contains specific termination and change in control provisions.  We determined to include a change in control provision in the plan to be competitive with what we believe to be the standards for the treatment of equity upon a change in control for similar companies and so that employees who remain after a change in control would be treated the same with regard to equity as the general stockholders who could sell or otherwise transfer their equity upon a change in control.  Under the terms of the plan, if a change in control (as defined below in the discussion of the plan) were to occur, all awards then outstanding would become vested and/or exercisable and any applicable performance goals with respect thereto would be deemed to be fully achieved.

Employment Contracts

Mr. White

If Mr. White’s retention contract is terminated by us for cause, by him or due to his death or disability (as such terms are defined below), he or his estate, as applicable, is entitled to:

(i)                                     his annual base salary through the date of termination, to the extent not already paid and not deferred;

(ii)                                  any annual bonus earned by him for a prior award period, to the extent not already paid and not deferred;

(iii)                               any business expenses he incurred that are not yet reimbursed as of the date of termination; and

(iv)                              any other amounts or benefits, including all unpaid and/or vested, nonforfeitable amounts owing or accrued to him, required to be paid or provided or which he is eligible to receive under any plan, program, policy or practice or contract or agreement, to the extent not already paid and not deferred, through the date of termination.

In addition, Mr. White or his estate, as applicable, is entitled to a lump-sum cash payment equal to $6,430,890, which represents the amount Mr. White would have been entitled to receive under his prior employment agreement with PlainsCapital if his employment was terminated. Such amounts described in the preceding paragraph are referred to as the “White Accrued Amounts.”

If Mr. White’s employment is terminated by us other than for cause (as such term is defined below) or his death or disability, or if his employment terminates due to non-renewal by us, he is entitled to the White Accrued Amounts, including the lump-sum cash payment equal to $6,430,890 and interest thereon from November 30, 2012, as well as payments generally equal to the sum of the average of Mr. White’s prior annual bonuses over the preceding three years plus his annual base salary, multiplied by the greater of (i) the number of full and partial years remaining until the end of the term of his retention agreement and (ii) two. Mr. White will retain the right to be grossed-up for any excise tax relating to “excess parachute payments” (as defined in Section 280G of the Internal Revenue Code), which is set forth in his prior employment agreement, provided that the gross-up will only relate to any excise taxes arising in connection with our acquisition of PlainsCapital. These severance amounts are payable subject to Mr. White’s execution of a release of claims.

Messrs. Huffines and Salmans

If the employment agreement is terminated (1) by the executive officer, (2) by the Company for “Cause” (as such term is defined in the employment agreement), or (3) in the event of the executive officer’s death or disability, the executive officer (or his estate, as applicable) will be entitled to receive his base salary through the effective date of such termination, all earned and unpaid and/or vested, nonforfeitable amounts owed to executive officer at such time under the employment agreement or under any compensation or benefit plans, and reimbursement for any unreimbursed business expenses incurred prior to the effective date of such termination (collectively, the “Officer Accrued Amounts”).

If the executive officer’s employment is terminated by the Company without “Cause” (other than pursuant to a “Change in Control” (as such term is defined in the employment agreement)), the executive officer will be entitled to receive the Officer Accrued Amounts and, subject to the executive officer’s execution and delivery to the Company of a release, (1) a lump-sum cash payment equal to the sum of (A) the executive officer’s annual base salary rate immediately prior to the effective date of such termination and (B) an amount equal to the annual incentive cash bonus paid to the executive officer in respect of the calendar year immediately preceding the year of the termination, and (2) if the executive officer elects continuation of coverage under the Company’s group health plan pursuant to COBRA, reimbursement for the executive officer’s COBRA premiums for a period of twelve months following the date of such termination, or until the executive officer is otherwise eligible for health coverage under another employer group health plan.

If the executive officer’s employment is terminated without “Cause” within the twelve months immediately following, or the six months immediately preceding, a “Change in Control,” the executive officer will be entitled to receive (1) a lump-sum cash payment equal to two times the sum of (A) the executive officer’s annual base salary rate immediately prior to the effective date of such termination and (B) an amount equal to the annual incentive cash bonus paid to the executive officer in respect of the calendar year immediately preceding the year of the termination, and (2) if the executive officer elects continuation of coverage under the Company’s group health plan pursuant to COBRA, reimbursement for the executive officer’s COBRA premiums for a period of twelve months following the date of such termination, or until the executive officer is otherwise eligible for health coverage under another employer group health plan.  Notwithstanding, any amounts payable to the executive officer upon a Change of Control shall not constitute a “parachute payment” and shall be reduced accordingly.

For the purposes of each employment or retention contract described above, “Cause” means: (i) an intentional act of fraud, embezzlement or theft in connection with the executive’s duties or in the course of his employment with the Company or its affiliates; (ii) intentional wrongful damage to property of the Company or its affiliates;

(iii) intentional wrongful disclosure of trade secrets or confidential information of the Company or its affiliates; (iv) intentional violation of any law, rule or regulation (other than traffic violations or similar offenses) or a final “Cease and Desist Order;” (v) intentional breach of fiduciary duty involving personal profit; or (vi) intentional action or inaction that causes material economic harm to the Company or its affiliates.  In addition to items above, the definition of “Cause” in Messrs. Huffines and Salmans employment agreements includes (a) a material violation of the Company’s written policies, standards or guidelines applicable to the executive officer or (b) the failure or refusal of the executive officer to follow the reasonable lawful directives of the Board of Directors or the executive officer’s supervisors.

For the purposes of Mr. White’s retention agreement, “disability” means he shall have been absent from full-time performance of his duties for 180 consecutive days as a result of incapacity due to physical or mental illness that is determined to be total and permanent by a physician.  For the purposes of the employment agreements with Messrs. Huffines and Salmans, “disability” is defined in accordance with our disability policy in effect at the time of the disability.

Set forth below are the amounts that Messrs. Ford, Parmenter, White, Huffines and Salmans would have received if the specified events had occurred on December 31, 2014:

Jeremy B. Ford	Termination for Cause	Termination due to death or disability	Termination without cause	Change of Control

Accrued Amounts	$—	$—	$—	$—
Cash Payment	—	—	—	—
Cash Severance	—	—	—	—
Stock Options (1)	—	—	—	1,225,000
Restricted Stock (2)	—	332,500	332,500	598,500
Restricted Stock Units (3)	—	154,785	154,785	517,343
Welfare Benefits	—	—	—	—
Total	$—	$487,285	$487,285	$2,340,843

(1)         Pursuant to the provisions of the 2003 Equity Incentive Plan under which issuances of stock option awards were made, if a change in control event, as defined under the plan, were to occur, all awards then outstanding would become vested and, if applicable, exercisable and any applicable performance goals with respect thereto would be deemed to be fully achieved. The Company has the discretion to require payment by the option holder of any amount it deems necessary to satisfy its liability to withhold income or any other taxes incurred by reason of exercise of options. Further, pursuant to the terms of the non-qualified stock option agreements that govern the issuance of options, upon the death of the option holder all options become fully vested and exercisable. The amount reported represents the value of unvested stock option grants that would vest upon a change in control, assuming a change in control event on the last business day of 2014. The value realized assumes the exercise of all stock options that became vested as a result of the event and is calculated as the difference between the option exercise price per share and the closing market price of $19.95 on December 31, 2014.

(2)         The restricted stock vests ratably upon the death or disability of the participant or termination of the participant without cause.  The foregoing assumes the death or disability or termination of the participant without cause on December 31, 2014.  If a change of control under the 2012 Equity Incentive Plan occurs, all unvested restricted stock vests upon such event, which for purposes of the foregoing assumes December 31, 2014.

(3)         The restricted stock units vest ratably upon the death or disability of the participant or termination of the participant without cause.  The foregoing assumes the death or disability or termination of the participant without cause on December 31, 2014.  If a change of control under the 2012 Equity Incentive Plan occurs, all unvested restricted stock units vest upon such event, which for purposes of the foregoing assumes December 31, 2014.  In each case, it is assumed the target award is achieved or utilized to calculate vesting of performance awards.

Darren E. Parmenter	Termination for Cause	Termination due to death or disability	Termination without cause	Change of Control

Accrued Amounts	$—	$—	$—	$—
Cash Payment	—	—	—	—
Cash Severance	—	—	—	—
Stock Options	—	—	—	—
Restricted Stock (1)	—	55,417	55,417	99,750
Restricted Stock Units (2)	—	45,146	45,146	147,750
Welfare Benefits	—	—	—	—
Total	$—	$100,563	$100,563	$247,500

(1)         The restricted stock vests ratably upon the death or disability of the participant or termination of the participant without cause.  The foregoing assumes the death or disability or termination of the participant without cause on December 31, 2014.  If a change of control under the 2012 Equity Incentive Plan occurs, all unvested restricted stock vests upon such event, which for purposes of the foregoing assumes December 31, 2014.

(2)         The restricted stock units vest ratably upon the death or disability of the participant or termination of the participant without cause.  The foregoing assumes the death or disability or termination of the participant without cause on December 31, 2014.  If a change of control under the 2012 Equity Incentive Plan occurs, all unvested restricted stock units vest upon such event, which for purposes of the foregoing assumes December 31, 2014.  In each case, it is assumed the target award is achieved or utilized to calculate vesting of performance awards.

Alan B. White	Termination for Cause	Termination due to death or disability or by Executive for any Reason	Termination without cause or non-renewal of retention agreement	Change of Control

Accrued Amounts (1)	$1,350,000	$1,350,000	$1,350,000	$—
Cash Payment (2)	6,491,405	6,491,405	6,491,405	—
Cash Severance (3)	—	—	5,400,000	—
Stock Options	—	—	—	—
Restricted Stock (4)	—	554,167	554,167	997,500
Restricted Stock Units (5)	—	180,577	180,577	590,979
Welfare Benefits	—	—	—	—
Total	$7,841,405	$8,576,149	$13,976,149	$1,588,479

(1)         Accrued Amounts calculation based upon the sum of: (i) Mr. White’s annual base salary through December 31, 2014, to the extent not already paid and not deferred; (ii) any annual bonus earned, to the extent not already paid and not deferred; (iii) any business expenses incurred that have not yet been reimbursed as of the date of termination; and (iv) any other amounts or benefits, including all unpaid and/or vested, nonforfeitable amounts owing or accrued to Mr. White.

(2)         Cash Payments refers to a lump-sum cash payment that represents the amount, including interest thereon, Mr. White would have been entitled to receive under his prior employment agreement with PlainsCapital if his employment had been terminated.

(3)         Cash Severance calculation based upon the sum of the average of Mr. White’s prior annual bonuses for each of the preceding three years plus his annual base salary, multiplied by the greater of: (i) the number of full and partial years remaining until the end of the term of his employment agreement and (ii) two.

(4)         The restricted stock vests ratably upon the death or disability of the participant or termination of the participant without cause.  The foregoing assumes the death or disability or termination of the participant without cause on December 31, 2014.  If a change of control under the 2012 Equity Incentive Plan occurs, all unvested restricted stock vests upon such event, which for purposes of the foregoing assumes December 31, 2014.

(5)         The restricted stock units vest ratably upon the death or disability of the participant or termination of the participant without cause.  The foregoing assumes the death or disability or termination of the participant without cause on December 31, 2014.  If a change of control under the 2012 Equity Incentive Plan occurs, all unvested restricted stock units vest upon such event, which for purposes of the foregoing assumes December 31, 2014.  In each case, it is assumed the target award is achieved or utilized to calculate vesting of performance awards.

James R. Huffines	Termination for Cause	Termination due to death or disability	Termination without cause	Change of Control

Accrued Amounts (1)	$—	$—	$—	$—
Cash Payment	—	—	—	—
Cash Severance (2)	—	—	1,240,000	2,480,000
Stock Options	—	—	—	—
Restricted Stock (3)	—	332,500	332,500	598,500
Restricted Stock Units (4)	—	108,347	108,347	354,591
Welfare Benefits (5)	—	—	—	—
Total	$—	$440,847	$1,680,847	$3,433,091

(1)         Accrued Amounts calculation based upon the sum of: (i) Mr. Huffines annual base salary through December 31, 2014, to the extent not already paid and not deferred; (ii) any earned and unpaid and/or vested, nonforfeitable amounts owing at the date of termination; and (iii) any business expenses incurred that have not yet been reimbursed as of the date of termination.

(2)         Cash severance calculation if Mr. Huffines is terminated without cause is based upon the sum of: (i) Mr. Huffines’s annual base salary rate and (ii) an amount equal to annual incentive cash bonus paid to Mr. Huffines in respect of the calendar year immediately preceding the year of the date of termination.  If his employment is terminated upon a change in control, the cash severance calculation is based upon two times the sum of: (i) Mr. Huffines’ annual base salary rate and (ii) an amount equal to annual incentive cash bonus paid to Mr. Huffines in respect of the calendar year immediately preceding the year of the date of termination.

(3)         The restricted stock vests ratably upon the death or disability of the participant or termination of the participant without cause.  The foregoing assumes the death or disability or termination of the participant without cause on December 31, 2014.  If a change of control under the 2012 Equity Incentive Plan occurs, all unvested restricted stock vests upon such event, which for purposes of the foregoing assumes December 31, 2014.

(4)         The restricted stock units vest ratably upon the death or disability of the participant or termination of the participant without cause.  The foregoing assumes the death or disability or termination of the participant without cause on December 31, 2014.  If a change of control under the 2012 Equity Incentive Plan occurs, all unvested restricted stock units vest upon such event, which for purposes of the foregoing assumes December 31, 2014.  In each case, it is assumed the target award is achieved or utilized to calculate vesting of performance awards.

(5)         Assumes Mr. Huffines does not elect COBRA coverage for a period up to twelve months upon termination without cause.

Todd L. Salmans	Termination for Cause	Termination due to death or disability or by Executive for any Reason	Termination without cause	Change of Control

Accrued Amounts (1)	$—	$—	$—	$—
Cash Payment	—	—	—	—
Cash Severance (2)	—	—	750,000	1,500,000
Stock Options	—	—	—	—
Restricted Stock (3)	—	277,083	277,083	498,750
Restricted Stock Units (4)	—	90,291	90,291	295,499
Welfare Benefits (5)	—	—	—	—
Total	$—	$367,374	$367,374	$2,294,249

(1)         Accrued Amounts calculation based upon the sum of: (i) Mr. Salmans annual base salary through December 31, 2014, to the extent not already paid and not deferred; (ii) any earned and unpaid and/or vested, nonforfeitable amounts owing at the date of termination; and (iii) any business expenses incurred that have not yet been reimbursed as of the date of termination.

(2)         Cash severance calculation if Mr. Salmans is terminated without cause is based upon the sum of: (i) Mr. Salmans’s annual base salary rate and (ii) an amount equal to annual incentive cash bonus paid to Mr. Salmans in respect of the calendar year immediately preceding the year of the date of termination.  If his employment is terminated upon a change in control, the cash severance calculation is based upon two times the sum of: (i) Mr. Salmans’s annual base salary rate and (ii) an amount equal to annual incentive cash bonus paid to Mr. Salmans in respect of the calendar year immediately preceding the year of the date of termination.

(3)         The restricted stock vests ratably upon the death or disability of the participant or termination of the participant without cause.  The foregoing assumes the death or disability or termination of the participant without cause on December 31, 2014.  If a change of control under the 2012 Equity Incentive Plan occurs, all unvested restricted stock vests upon such event, which for purposes of the foregoing assumes December 31, 2014.

(4)         The restricted stock units vest ratably upon the death or disability of the participant or termination of the participant without cause.  The foregoing assumes the death or disability or termination of the participant without cause on December 31, 2014.  If a change of control under the 2012 Equity Incentive Plan occurs, all unvested restricted stock units vest upon such event, which for purposes of the foregoing assumes December 31, 2014.  In each case, it is assumed the target award is achieved or utilized to calculate vesting of performance awards.

(5)         Assumes Mr. Salmans does not elect COBRA coverage for a period up to twelve months upon termination without cause.

Incentive Plans

Each of the incentive plans has a complex definition of “change in control”. Generally speaking, under the 2003 Equity Incentive Plan, a change in control occurs if: (i) with certain exceptions, any person becomes the owner of 50% or more of the combined voting power of our outstanding stock and other voting securities; (ii) a majority of the directors serving on our Board of Directors are replaced other than by new directors approved by at least two-thirds of the members of our Board of Directors; (iii) we are not the surviving company after a merger or consolidation; or (iv) with certain exceptions, our stockholders approve a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of our assets is consummated. Under the 2012 Equity Incentive Plan, a change in control occurs if: (i) with certain exceptions, any person becomes the owner of 33% or more of the outstanding shares of our common stock or the combined voting power of our outstanding stock and other voting securities; (ii) a majority of the directors serving on our Board of Directors are replaced other than by new directors approved by at least two-thirds of the members of our Board of Directors; (iii) we are not the surviving company after a merger or consolidation or sale of all or substantially all of our assets; or (iv) with certain exceptions, our stockholders approve a plan of complete liquidation or dissolution.

Both our 2003 Equity Incentive Plan and our 2012 Equity Incentive Plan are “single trigger” plans, meaning that accelerated vesting occurs upon a change in control even if the award holder remains with us after the change in control, regardless of whether awards are assumed or substituted by the surviving company. We believe a “single trigger” change in control provision was appropriate because it allows management to pursue all alternatives for us without undue concern for their own financial security.

In the event of a change in control, all awards then outstanding under the 2003 Equity Incentive Plan will become vested and, if applicable, exercisable, and any performance goals imposed with respect to then-outstanding awards will be deemed to be fully achieved. With respect to awards granted pursuant to the 2012 Equity Incentive Plan, in the event of a change in control: (i) all outstanding stock options and SARs will become fully vested and exercisable; (ii) all restrictions on any restricted stock, restricted stock units or other stock-based awards that are not subject to performance goals will become fully vested; and (iii) all restrictions on any restricted stock, restricted stock units, performance units or other stock-based awards that are subject to performance goals will be deemed to be fully achieved.

In addition to acceleration of benefits upon a change in control event, the non-qualified stock option agreements pursuant to which all option awards are granted provide for acceleration of vesting upon the death of the option holder. No other rights of acceleration are provided for under the terms of the Company’s benefit plans.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2014, directors Rhodes R. Bobbitt, W. Joris Brinkerhoff, William T. Hill, Jr., Andrew J. Littlefair and A. Haag Sherman served on the Compensation Committee.  During fiscal year 2014:

·                  none of the members of our Compensation Committee is, or has ever been, one of our officers or employees;

·                  none of the members of our Compensation Committee had any relationships with the Company requiring disclosure under “Certain Relationships and Related Party Transactions”;

·                  none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee;

·                  none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and

·                  none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as one of our directors.

Each of Mr. White, PlainsCapital’s Chief Executive Officer, Mr. Huffines, PlainsCapital’s President and Chief Operating Officer, and Mr. Feinberg, Chief Executive Officer of First Southwest, serves as a director of Hilltop. Hilltop’s Compensation Committee is comprised of independent directors, reviews and sets the compensation of each of Messrs. White, Huffines and Feinberg and does not believe that these interlocks pose any risks that are likely to have a material adverse effect on us.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires officers and directors, and persons who beneficially own more than ten percent of our stock, to file initial reports of ownership and reports of changes in ownership with the SEC.  Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies furnished to us and representations from our officers and directors, we believe that all Section 16(a) filing requirements for the year ended December 31, 2014, applicable to our officers, directors and greater than ten percent beneficial owners were timely satisfied, except that one Form 4 relating to a transaction that occurred in 2012 was filed late by Mr. White.

Based on written representations from our officers and directors, we believe that all Forms 5 for directors, officers and greater than ten percent beneficial owners that have been filed with the SEC are the only Forms 5 required to be filed for the period ended December 31, 2014.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

General

Transactions with related persons are governed by our General Code of Ethics and Business Conduct, which applies to all officers, directors and employees.  This code covers a wide range of potential activities, including, among others, conflicts of interest, self-dealing and related party transactions.  Waiver of the policies set forth in this code will only be permitted when circumstances warrant.  Such waivers for directors and executive officers, or that provide a benefit to a director or executive officer, may be made only by the Board of Directors, as a whole, or the Audit Committee of the Board of Directors and must be promptly disclosed as required by applicable law or regulation.  Absent such a review and approval process in conformity with the applicable guidelines relating to the particular transaction under consideration, such arrangements are not permitted.

Hilltop Sublease

On December 1, 2012, Hilltop entered into a sublease with Hunter’s Glen/Ford, Ltd., an affiliate of Mr. Gerald J. Ford and the tenant of the office space.   Pursuant to the Sublease, until February 27, 2014, Hilltop leased 5,491 square feet for $219,640 annually, plus additional rent due under the base Lease.  On February 28, 2014, the parties amended the Sublease to increase the square footage subleased to 6,902 square feet, increase the rent based on such additional square footage, and extend the term to July 31, 2018.  Hilltop pays the same rate per square foot as Hunter’s Glen/Ford, Ltd. is required to pay under the base Lease, as amended.

Jeremy B. Ford, a director and the Chief Executive Officer of Hilltop, is the beneficiary of a trust that owns a 49% limited partnership interest in Diamond A Financial, L.P.  Diamond A Financial, L.P. owns 15.5% of the outstanding Hilltop common stock at April 21, 2015.  He also is a director and the Secretary of Diamond A

Administration Company, LLC, or Diamond A, an affiliate of Gerald J. Ford, the current Chairman of the Board of Hilltop and the beneficial owner of 15.5% of Hilltop common stock as of April 21, 2015.  Diamond A is owned by Hunter’s Glen/Ford, Ltd., a limited partnership in which a trust for the benefit of Jeremy B. Ford is a 46% limited partner.  The spouse of Corey G. Prestidge is the beneficiary of a trust that also owns a 46% limited partnership interest in Hunter’s Glen/Ford, Ltd. and a trust that owns a 49% limited partnership interest in Diamond A Financial, L.P.

Jeremy B. Ford is the son of Gerald J. Ford.  Corey G. Prestidge, Hilltop’s Executive Vice President, General Counsel and Secretary, is the son-in-law of Gerald J. Ford.  Accordingly, Messrs. Jeremy B. Ford and Corey G. Prestidge are brothers-in-law.

Consultant

We are currently paying Richard P. Hodge $80,000 per year for tax services.  Mr. Hodge also provides tax services Mr. Gerald J. Ford and his affiliates.

Employment of Certain Family Members

During 2014, Corey Prestidge, the brother-in-law of Jeremy B. Ford, our President and Chief Executive Officer, and the son-in-law of Gerald J. Ford, the Chairman of our Board, serves as Hilltop’s Executive Vice President, General Counsel and Secretary; Lee Ann White, the wife of Alan B. White, PlainsCapital’s Chairman and Chief Executive Officer, serves as the Senior Vice President, Director of Public Relations of PlainsCapital; Amy Passmore, the daughter of Mr. White served as Senior Premier Service Representative of PlainsCapital Bank until March 31, 2014;  Logan Passmore, the son-in-law of Mr. White, serves as Assistant Vice President, Commercial Loan Officer I of PlainsCapital Bank; Kale Salmans, the son of Todd Salmans, Chief Executive Officer of PrimeLending, serves as Senior Vice President, Strategic Resources and Process Improvement of PrimeLending; and Ty Tucker, the son-in-law of Mr. Salmans, serves as Vice President, Risk Analyst of PrimeLending. Pursuant to our employment arrangements with these individuals, we paid Corey Prestidge $568,711, Lee Ann White $147,000, Amy Passmore $25,441, Logan Passmore $74,175, Kale Salmans $526,120 and Ty Tucker $109,600 as compensation for their services as employees during 2014.

Cowboys Stadium Suite

In 2007, the Bank contracted with Cowboys Stadium, L.P., a company affiliated with the employer of Ms. Anderson and that is beneficially owned by Ms. Anderson and certain of her immediate family members, for the 20-year lease of a suite at Cowboys Stadium beginning in 2009. Pursuant to the lease agreement, PlainsCapital Bank has agreed to pay Cowboys Stadium, L.P. annual payments of $500,000, subject to possible annual escalations, not to exceed 3% per year, beginning with the tenth year of the lease.

Indebtedness

The Bank has had, and may be expected to have in the future, lending relationships in the ordinary course of business with our directors and executive officers, members of their immediate families and affiliated companies in which they are employed or in which they are principal equity holders. In our management’s opinion, the lending relationships with these persons were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not related to us and do not involve more than normal collection risk or present other unfavorable features.

PROPOSAL TWO — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Section 14A(a)(1) of the Exchange Act, we are asking stockholders to cast an advisory vote on the compensation of our named executive officers disclosed in the Management section of this Proxy Statement.  While this vote is a non-binding advisory vote, we value the opinions of stockholders and will consider the outcome of the vote when making future compensation decisions.

We believe that our executive compensation programs effectively aligned the interests of our named executive officers with those of our stockholders by tying compensation to performance.

This annual vote on this matter is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement. The vote is advisory and, therefore, not binding on the Company, the Board of Directors or the Compensation Committee of the Board of Directors.

We are asking our stockholders to indicate their support for this Proposal Two and the compensation paid to our named executive officers as disclosed commencing on page 27 of this Proxy Statement by voting FOR, on an advisory basis, the following resolution:

“NOW, THEREFORE, BE IT RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers of the Company, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, the compensation tables and the narrative discussion related thereto.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL THREE - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP, or PwC, served as our independent registered public accounting firm during 2014 and has been selected to serve in that capacity for 2015, unless the Audit Committee of the Board of Directors subsequently determines that a change is desirable.  While stockholder ratification is not required for the selection of PwC as our independent registered public accounting firm, the selection is being submitted for ratification at the Annual Meeting, solely with a view toward soliciting our stockholders’ opinion.  This opinion will be taken into consideration by the Audit Committee in its future deliberations.

A representative of PwC is expected to be at our Annual Meeting to respond to appropriate questions and, if PwC desires, to make a statement.

Vote Necessary to Ratify the Appointment

The appointment of PwC as our independent registered public accounting firm for 2015 will be ratified if this proposal receives the affirmative vote of a majority of the votes cast on the matter.  With respect to this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.  Under applicable rules, a broker will have the authority to vote for this proposal in the absence of instructions from the beneficial owner of the relevant shares.

Report of the Audit Committee

The Audit Committee of the Board of Directors of Hilltop Holdings Inc. currently consists of three directors and operates under a written charter adopted by the Board of Directors.  Hilltop considers all members to be independent as defined by the applicable NYSE listing standards and SEC regulations.  Management is responsible for Hilltop’s internal controls and the financial reporting process.  PricewaterhouseCoopers LLP, or PwC, Hilltop’s independent registered public accounting firm, is responsible for performing an independent audit of Hilltop’s consolidated financial statements in accordance with generally accepted auditing standards.  The Audit Committee’s responsibility is to monitor and oversee the financial reporting process.

In this context, the Audit Committee reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2014, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s evaluation of the Company’s internal control over financial reporting.  The Audit Committee has discussed with PwC the matters that are required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board.

The Audit Committee received from PwC the written disclosures and the letter required by the Public Company Accounting Oversight Board in Rule 3526, and has discussed with PwC the issue of its independence from the Company.  The Audit Committee also concluded that PwC’s provision of audit and non-audit services to the Company and its affiliates is compatible with PwC’s independence.

Based upon the Audit Committee’s review of the audited consolidated financial statements and its discussion with management and PwC noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

This report has been furnished by the members of the Audit Committee.

Charles R. Cummings (Chairman)	Tracy A. Bolt	J. Markham Green

Independent Auditor’s Fees

For the fiscal years ended December 31, 2014 and 2013, the total fees paid to our independent registered public accounting firm, PwC, were as follows:

	Fiscal Year Ended
	2014	2013
Audit Fees	$4,356,725	$3,252,350
Audit-Related Fees	397,700	1,960,200
Tax Fees	—	—
All Other Fees	1,800	1,800
Total	$4,756,225	$5,214,350

Audit Fees

Represents fees billed for the audits of our consolidated financial statements and effectiveness of internal control over financial reporting as of and for the years ended December 31, 2014 and 2013, reviews of our interim financial statements included in the Company’s Quarterly Reports on Form 10-Q, statutory and regulatory audits and related services required for certain of our subsidiaries, and consultations related to miscellaneous SEC and financial reporting matters.

Audit-Related Fees

Represents fees billed for services related to the SWS merger and other SEC filings in 2014 and other SEC filings for the Company in connection with the FNB Transaction in 2013.

Tax Fees

No tax fees were incurred during 2014 and 2013.

All Other Fees

In 2014 and 2013, these fees related to an annual renewal of software licenses for accounting research software.

Audit Committee Pre-Approval Policy

In accordance with applicable laws and regulations, the Audit Committee reviews and pre-approves any non-audit services to be performed by PricewaterhouseCoopers LLP to ensure that the work does not compromise its independence in performing its audit services.  The Audit Committee also reviews and pre-approves all audit services.  In some cases, pre-approval is provided by the full committee for up to a year, and relates to a particular category or group of services and is subject to a specific budget.  In other cases, the Chairman of the Audit Committee has the delegated authority from the committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee.  The Audit Committee pre-approved all fees noted above for 2014 and 2013.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances.  No services were provided by PricewaterhouseCoopers LLP during either 2014 or 2013 that fell under this provision.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

STOCKHOLDER PROPOSALS FOR 2016

Stockholder proposals intended to be presented at our 2016 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by us at our principal executive offices no later than 5:00 p.m., Dallas, Texas time, on January 2, 2016 and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2016 proxy statement and proxy.

In order for director nominations and proposals of stockholders made outside the processes of Rule 14a-8 under the Exchange Act to be considered “timely” for purposes of Rule 14a-4(c) under the Exchange Act and pursuant to our current bylaws, the nomination or proposal must be received by us at our principal executive offices not before January 1, 2016, and not later than 5:00 p.m. Dallas, Texas time, on January 31, 2016; provided, however, that in the event that the date of the 2016 annual meeting is not within 30 days before or after June 12, 2016, notice by the stockholder in order to be timely must be received no earlier than the 120th day prior to the date of the 2016 annual meeting and not later than 5:00 p.m. Dallas, Texas time, on the 90th day prior to the date of the 2016 annual meeting or the 10th day following the day on which public announcement of the date of the 2016 annual meeting is first made, whichever is later.  Stockholders are advised to review our charter and bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations, copies of which are available without charge upon request to our corporate Secretary at the address listed under “Questions” below.

OTHER MATTERS

Our Board of Directors knows of no other matters that have been submitted for consideration at this Annual Meeting.  If any other matters properly come before our stockholders at this Annual Meeting, the persons named on the enclosed proxy card intend to vote the shares they represent in their discretion.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one set of proxy materials will be delivered to two or more stockholders who share an address, unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly upon written or oral request a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of the proxy materials was delivered. Requests for additional copies of the proxy materials, and requests that in the future separate proxy materials be sent to stockholders who share an address, should be directed by writing to Investor Relations, Hilltop Holdings Inc., 200 Crescent Court, Suite 1330, Dallas, Texas 75201, or by calling (214) 855-2177.  In addition, stockholders who share a single address but receive multiple copies of the proxy materials may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

ANNUAL REPORT

A COPY OF OUR ANNUAL REPORT IS INCLUDED WITH THIS PROXY STATEMENT BUT SHALL NOT BE DEEMED TO BE SOLICITATION MATERIAL.  A COPY OF THIS PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2014 ALSO IS AVAILABLE WITHOUT CHARGE FROM OUR COMPANY WEBSITE AT WWW.HILLTOP-HOLDINGS.COM OR UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, HILLTOP HOLDINGS INC., 200 CRESCENT COURT, SUITE 1330, DALLAS, TEXAS 75201.

QUESTIONS

If you have questions or need more information about the Annual Meeting, you may write to the corporate Secretary at the following address of our principal executive office:

Corporate Secretary
Hilltop Holdings Inc.
200 Crescent Court, Suite 1330
Dallas, Texas 75201

You may also call us at (214) 855-2177.  We also invite you to visit our website at www.hilltop-holdings.com.

200 Crescent Court, Suite 1330

Dallas, Texas 75201

Telephone:  (214) 855-2177

Facsimile:  (214) 855-2173

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. M93043-P66956 ! ! ! For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. HILLTOP HOLDINGS INC. 200 CRESCENT COURT, SUITE 1330 DALLAS, TX 75201 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ElEcTRONIc DElIVERY OF FuTuRE PROXY MATERIAlS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIl Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SHAREHOlDER MEETING REGISTRATION: To vote and/or attend the meeting, go to "shareholder meeting registration" link at www.proxyvote.com. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. HIllTOP HOlDINGS INc. 2. Advisory vote to approve executive compensation. 3. Ratification of the appointment of PricewaterhouseCoopers LLP as Hilltop Holdings Inc.'s independent registered public accounting firm for the 2015 fiscal year. The proxies are authorized to vote in their discretion on such other business as may properly come before the meeting or any adjournment thereof. 01) Charlotte Jones Anderson 02) Rhodes R. Bobbitt 03) Tracy A. Bolt 04) W. Joris Brinkerhoff 05) J. Taylor Crandall 06) Charles R. Cummings 07) Hill A. Feinberg 08) Gerald J. Ford 09) Jeremy B. Ford 10) J. Markham Green 11) William T. Hill, Jr. 12) James R. Huffines 13) Lee Lewis 14) Andrew J. Littlefair 15) W. Robert Nichols, III 16) C. Clifton Robinson 17) Kenneth D. Russell 18) A. Haag Sherman 19) Robert C. Taylor, Jr. 20) Carl B. Webb 21) Alan B. White 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR the following: ! ! ! ! ! ! The Board of Directors recommends you vote FOR the following proposals: For Against Abstain

M93044-P66956 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement and Annual Report for the year ended December 31, 2014 are available at www.proxyvote.com. HIllTOP HOlDINGS INc. Annual Meeting of Stockholders June 12, 2015 10:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Corey Prestidge and Jeremy Ford, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HILLTOP HOLDINGS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Dallas, Texas local time on June 12, 2015, at 2323 Victory Avenue, 5th Floor, Dallas, TX 75219, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors. continued and to be signed on reverse side